                                                                    EXHIBIT 99.1


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To Tower Automotive, Inc.:

We have audited the accompanying consolidated balance sheets of Tower Automotive, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' investment and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tower Automotive, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.


                                                             Arthur Andersen LLP



Minneapolis, Minnesota,
  January 26, 2001

                     TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                            December 31,
                                                                              -------------------------------------
                                                                                      2000               1999
                                                                                      ----               ----
                                  ASSETS

Current Assets:
  Cash and cash equivalents                                                        $    3,373          $    3,617
  Accounts receivable                                                                 278,707             353,351
  Inventories                                                                         132,478             110,897
  Prepaid tooling and other                                                           133,935              90,191
                                                                                   ----------          ----------
    Total current assets                                                              548,493             558,056
                                                                                   ----------          ----------

Property, Plant and Equipment, net                                                  1,199,964           1,075,861
Investments in Joint Ventures                                                         267,217             290,705
Goodwill, net of accumulated amortization of $51,391 and $33,079                      794,362             585,109
Other Assets, net of accumulated amortization of $13,360 and $10,155                   82,711              42,819
                                                                                   ----------          ----------
                                                                                   $2,892,747          $2,552,550
                                                                                   ==========          ==========

                 LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current Liabilities:
  Current maturities of long-term debt and capital lease obligations               $  149,066          $   13,876
  Accounts payable                                                                    248,389             276,673
  Accrued liabilities                                                                 175,219             140,567
                                                                                   ----------          ----------
    Total current liabilities                                                         572,674             431,116
                                                                                   ----------          ----------

Long-Term Debt, net of current maturities                                             933,442             699,678
Obligations Under Capital Leases, net of current maturities                             8,458              21,543
Convertible Subordinated Notes                                                        200,000             200,000
Deferred Income Taxes                                                                  33,884              50,736
Other Noncurrent Liabilities                                                          185,444             163,592
                                                                                   ----------          ----------
    Total noncurrent liabilities                                                    1,361,228           1,135,549
                                                                                   ----------          ----------

Commitments and Contingencies (Notes 4, 6 and 12)

Mandatorily Redeemable Trust Convertible Preferred Securities                         258,750             258,750

Stockholders' Investment:
  Preferred stock, par value $1; 5,000,000 shares authorized; no shares
    issued or outstanding                                                                  --                  --
  Common stock, par value $.01; 200,000,000 shares
    authorized; 47,584,391 and 46,879,454 shares issued and
    outstanding                                                                           476                 469
  Additional paid-in capital                                                          450,455             437,210
  Retained earnings                                                                   307,956             294,522
  Warrants to acquire common stock                                                         --               2,000
  Deferred Income Stock Plan                                                           (8,942)           (4,484)
  Accumulated other comprehensive loss - cumulative translation adjustment             (9,672)           (2,582)
  Treasury stock, at cost: 4,112,100 shares                                           (40,178)               --
                                                                                   ----------          ----------
    Total stockholders' investment                                                    700,095             727,135
                                                                                   ----------          ----------
                                                                                   $2,892,747          $2,552,550
                                                                                   ==========          ==========

                   The accompanying notes are an integral part
                     of these consolidated balance sheets.

                     TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  Years Ended December 31,
                                                                 ------------------------------------------------------------
                                                                       2000                 1999                  1998
                                                                       ----                 ----                  ----
Revenues                                                            $2,531,953           $2,170,003            $1,836,479

Cost of sales                                                        2,160,359            1,823,103             1,562,167
                                                                    ----------           ----------            ----------

     Gross profit                                                      371,594              346,900               274,312

Selling, general and administrative expenses                           137,003              105,950                85,169

Amortization expense                                                    21,517               15,803                13,472

Restructuring and asset impairment charge                              141,326                   --                    --
                                                                    ----------           ----------            ----------

     Operating income                                                   71,748              225,147               175,671

Interest expense                                                        71,162               39,491                42,506

Interest income                                                         (6,451)              (1,510)               (2,188)
                                                                    ----------           ----------            ----------

     Income before provision for income taxes, equity
       in earnings of joint ventures and minority interest               7,037              187,166               135,353

Provision for income taxes                                               2,619               74,866                54,143
                                                                    ----------           ----------            ----------

     Income before equity in earnings of joint ventures,
       minority interest and extraordinary item                          4,418              112,300                81,210

Equity in earnings of joint ventures, net                               22,480               15,268                12,708

Minority interest - dividends on trust preferred
  securities, net                                                      (10,476)             (10,480)               (5,878)
                                                                    ----------           ----------            ----------

     Income before extraordinary item                                   16,422              117,088                88,040

Extraordinary loss on early extinguishment
  of debt, net                                                           2,988                   --                    --
                                                                    ----------           ----------            ----------

       Net income                                                   $   13,434           $  117,088            $   88,040
                                                                    ==========           ==========            ==========

Basic earnings per share (Note 4):
  Income before extraordinary loss                                  $     0.35           $     2.50            $     1.91
  Extraordinary loss                                                     (0.06)                  --                    --
                                                                    ----------           ----------            ----------
    Net income                                                      $     0.29           $     2.50            $     1.91
                                                                    ==========           ==========            ==========

Diluted earnings per share (Note 4):
  Income before extraordinary loss                                  $     0.34           $     2.10            $     1.68
  Extraordinary loss                                                     (0.06)                  --                    --
                                                                    ----------           ----------            ----------
    Net income                                                      $     0.28            $    2.10            $     1.68
                                                                    ==========           ==========            ==========

                   The accompanying notes are an integral part of these consolidated financial statements.

                     TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                                                                           Deferred
                                                   Common Stock            Additional                     Warrants to       Income
                                         -----------------------------      Paid-in        Retained         Acquire          Stock
                                              Shares         Amount         Capital        Earnings      Common Stock        Plan
                                              ------         ------         -------        --------      ------------        ----
BALANCE, DECEMBER 31, 1997                 45,975,490       $   460       $423,403         $ 89,394       $  2,000          $    --
Conversion of Edgewood notes                   62,000             1            188               --             --               --
Exercise of options                           112,300             1            467               --             --               --
Sales of stock under Employee
  Stock Discount Purchase Plan                132,090             1          2,344               --             --               --
Collection of common stock
  subscriptions receivable                         --            --             69               --             --               --
Net income                                         --            --             --           88,040             --               --
Other comprehensive income - foreign
  currency translation adjustment                  --            --             --               --             --               --
Total comprehensive income
                                           ----------       -------       --------         --------       --------          -------
BALANCE, DECEMBER 31, 1998                 46,281,880           463        426,471          177,434          2,000               --
Conversion of Edgewood notes                  250,000             3            755               --             --               --
Exercise of options                           125,000             1            996               --             --               --
Sales of stock under Employee Stock
  Discount Purchase Plan                      222,574             2          3,579               --             --               --
Deferred Income Stock Plan                         --            --          4,484               --             --           (4,484)
Non-employee options grant                         --            --            897               --             --               --
Collection of common stock
  subscriptions receivable                         --            --             28               --             --               --
Net income                                         --            --             --          117,088             --               --
Other comprehensive income - foreign
  currency translation adjustment                  --            --             --               --             --               --
Total comprehensive income
                                           ----------       -------       --------         --------       --------          -------
BALANCE, DECEMBER 31, 1999                 46,879,454           469        437,210          294,522          2,000           (4,484)
Conversion of warrants                        400,000             4          5,596               --         (2,000)              --
Exercise of options                            56,000             1            348               --             --               --
Sales of stock under Employee Stock
  Discount Purchase Plan                      224,342             2          2,843               --             --               --
Deferred Income Stock Plan                     24,595            --          4,458               --             --           (4,458)
Common share repurchase                            --            --             --               --             --               --
Net income                                         --            --             --           13,434             --               --
Other comprehensive income - foreign
  currency translation adjustment                  --            --             --               --             --               --
Total comprehensive income
                                           ----------       -------       --------         --------       --------          -------
BALANCE, DECEMBER 31, 2000                 47,584,391       $   476       $450,455         $307,956       $     --          $(8,942)
                                           ==========       =======       ========         ========       ========          =======

                                                                          Accumulated
                                               Treasury Stock                Other           Total
                                          --------------------------     Comprehensive    Stockholders'
                                           Shares           Amount          Income         Investment
                                           ------           ------          ------         ----------
BALANCE, DECEMBER 31, 1997                       --        $     --        $    22         $ 515,279
Conversion of Edgewood notes                     --              --             --               189
Exercise of options                              --              --             --               468
Sales of stock under Employee
  Stock Discount Purchase Plan                   --              --             --             2,345
Collection of common stock
  subscriptions receivable                       --              --             --                69
Net income                                       --              --             --
Other comprehensive income - foreign
  currency translation adjustment                --              --            406
Total comprehensive income                       --              --                           88,446
                                         ----------        --------        -------         ---------
BALANCE, DECEMBER 31, 1998                       --              --            428           606,796
Conversion of Edgewood notes                     --              --             --               758
Exercise of options                              --              --             --               997
Sales of stock under Employee Stock
  Discount Purchase Plan                         --              --             --             3,581
Deferred Income Stock Plan                       --              --             --                --
Non-employee options grant                       --              --             --               897
Collection of common stock
  subscriptions receivable                       --              --             --                28
Net income                                       --              --             --
Other comprehensive income - foreign
  currency translation adjustment                --              --         (3,010)
Total comprehensive income                                                                   114,078
                                         ----------        --------        -------         ---------
BALANCE, DECEMBER 31, 1999                       --              --         (2,582)          727,135
Conversion of warrants                           --              --             --             3,600
Exercise of options                              --              --             --               349
Sales of stock under Employee Stock
  Discount Purchase Plan                         --              --             --             2,845
Deferred Income Stock Plan                       --              --             --                --
Common share repurchase                  (4,112,100)        (40,178)            --           (40,178)
Net income                                       --              --             --
Other comprehensive income - foreign
  currency translation adjustment                --              --         (7,090)
Total comprehensive income                                                                     6,344
                                         ----------        --------        -------         ---------
BALANCE, DECEMBER 31, 2000               (4,112,100)       $(40,178)       $(9,672)        $ 700,095
                                         ==========        ========        =======         =========

                   The accompanying notes are an integral part
                  of these consolidated financial statements.

                     TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                                                    Years Ended December 31,
                                                                    ---------------------------------------------------
                                                                          2000              1999             1998
                                                                          ----              ----             ----
OPERATING ACTIVITIES:
  Net income                                                          $     13,434      $   117,088      $    88,040
  Adjustments required to reconcile net income to net cash
   provided by operating activities-
     Depreciation and amortization                                         144,805          111,611           87,372
     Deferred income tax provision (benefit)                               (23,373)          45,528           37,847
     Extraordinary loss on extinguishment of debt                            2,988               --               --
     Restructuring and asset impairment charge                             141,326               --               --
     Change in other operating items:
       Accounts receivable                                                 111,706          (73,903)          (5,808)
       Inventories                                                           6,789           (9,340)            (728)
       Prepaid tooling and other                                           (27,596)          52,270          (36,509)
       Accounts payable and accrued liabilities                           (119,763)          40,491           71,017
       Other assets and liabilities                                        (47,004)         (56,474)         (20,133)
                                                                      ------------      -----------       ----------
          Net cash provided by operating activities                        203,312          227,271          221,098
                                                                      ------------      -----------       ----------

INVESTING ACTIVITIES:
  Capital expenditures, net                                               (181,772)        (197,315)        (185,138)
  Acquisitions, net of cash acquired                                      (182,252)        (320,662)         (61,939)
  Acquisition of joint venture interests and other                         (68,775)         (83,862)         (62,437)
  Net proceeds from sale of Hinge Business                                      --               --           36,888
  Net proceeds from sale of Roanoke Heavy Truck Business                    55,353               --               --
  Change in restricted cash                                                     --            2,677            5,225
                                                                                --            -----            -----
          Net cash used for investing activities                          (377,446)        (599,162)        (267,401)
                                                                      ------------      -----------       ----------

FINANCING ACTIVITIES:
  Proceeds from borrowings                                               3,372,311        2,208,667        1,245,165
  Repayments of debt                                                    (3,299,737)      (1,841,229)      (1,448,430)
  Net proceeds from issuance of senior Euro notes                          134,700               --               --
  Net proceeds from issuance of common stock                                 6,794            4,636            2,883
  Payments for repurchase of common shares                                 (40,178)              --               --
  Net proceeds from issuance of preferred securities                            --               --          249,713
  Other, net                                                                    --               --              406
                                                                                --               --              ---
          Net cash provided by financing activities                        173,890          372,074           49,737
                                                                      ------------      -----------       ---------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                       (244)             183            3,434
CASH AND CASH EQUIVALENTS, beginning of period                               3,617            3,434               --
                                                                      ------------      -----------       ----------
CASH AND CASH EQUIVALENTS, end of period                              $      3,373      $     3,617      $     3,434
                                                                      ============      ===========       ==========

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for-
    Interest, net of amounts capitalized                              $     63,776      $    36,023      $    41,390
                                                                      ============      ===========       ==========
    Income taxes                                                      $     18,808      $    17,136      $     4,420
                                                                      ============      ===========       ==========

NON CASH FINANCING ACTIVITIES:
  Notes payable converted to common stock                             $         --      $       755      $       188
                                                                      ============      ===========       ==========
  Non-employee options grant                                          $         --      $       897       $       --
                                                                      ============      ===========       ==========
  Deferred Income Stock Plan                                          $      4,458      $     4,484       $       --
                                                                      ============      ===========       ==========

                   The accompanying notes are an integral part of these consolidated financial statements.

                     TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      ORGANIZATION AND BASIS OF PRESENTATION:

        Tower Automotive, Inc. and subsidiaries (the "Company") produces a broad range of assemblies and modules for vehicle frames, upper body structures and suspension systems for the global automotive industry. The Company has facilities in the United States, Canada, Italy, Germany, Hungary, Poland, Brazil, India, Slovakia, Korea and Japan, in China through its joint venture investment in China (see Note 2) and in Mexico through its joint venture investment in Metalsa (see Note 6).

2.      SIGNIFICANT ACCOUNTING POLICIES:

        Principles of Consolidation:

        The accompanying consolidated financial statements include the accounts of Tower Automotive, Inc., its wholly-owned subsidiaries, and its majority-owned and majority-controlled investments. All material intercompany accounts and transactions have been eliminated in consolidation.

        As part of the acquisition of Automotive Products Company ("APC") (see
        Note 6), the Company acquired a 60 percent joint venture interest to produce certain parts in China. This investment is accounted for using the equity method since all significant business decisions require the approval of 80 percent of the joint venture partners. The remaining 40 percent of the joint venture is owned by unrelated third parties. The Company's investment in Metalsa is also accounted for using the equity method. The Company's minority-controlled investments (less than 20 percent) are accounted for under the cost method.

        Cash and Cash Equivalents:

        Cash and cash equivalents consist of highly liquid investments with an original maturity of three months or less. Cash equivalents are stated at cost which approximates fair value.

        Inventories:

        Inventories are valued at the lower of first-in, first-out ("FIFO") cost or market.

        Inventories consisted of the following (in thousands):

                                                  December 31,
                                       ---------------------------------
                                            2000               1999
                                            ----               ----
           Raw materials                  $ 54,958           $ 47,231
           Work-in-process                  40,281             34,143
           Finished goods                   37,239             29,523
                                          --------           --------
                                          $132,478           $110,897
                                          ========           ========

        Customer Tooling and Other Design Costs:

        Customer tooling represents costs incurred by the Company in the development of new tooling used in the manufacture of the Company's products. Once customer approval is obtained for the manufacture of a new product, the Company is reimbursed by its customers for the cost of certain of the tooling, at which time the tooling becomes the property of the customers.

        In addition, the Company has certain other tooling and design costs related to previously proven product designs which are reimbursed by the Company's customers as the related product is sold through an incremental increase in each product's unit selling price. Such costs are capitalized and amortized using the unit of production method over the life of the related product. Amounts capitalized and included in other assets were $7.6 million at December 31, 2000 and $8.7 million at December 31, 1999. If the Company forecasts that the amount of capitalized tooling and design costs exceeds the amount to be realized through the sale of product, a loss is recognized currently.

        Property, Plant and Equipment:

        Property, plant and equipment consisted of the following (in thousands):

                                                                         December 31,
                                                                --------------------------------
                                                                      2000            1999
                                                                      ----            ----
                    Land                                           $    7,126      $    6,932
                    Buildings and improvements                        310,129         212,508
                    Machinery and equipment                         1,028,365         927,335
                    Construction in progress                          253,444         160,959
                                                                   ----------      ----------
                                                                    1,599,064       1,307,734
                    Less-Accumulated depreciation                    (399,100)       (231,873)
                                                                   ----------      ----------
                      Net property, plant and equipment            $1,199,964      $1,075,861
                                                                   ==========      ==========


        Property, plant and equipment acquired in the acquisitions discussed in
        Note 6 was recorded at its fair value, determined based on appraisals, as of the respective acquisition dates. Additions to property, plant and equipment following the acquisitions are stated at cost. For financial reporting purposes, depreciation and amortization are provided using the straight-line method over the following estimated useful lives:

                Buildings and improvements                     15 to 40 years
                Machinery and equipment                         3 to 20 years

        Accelerated depreciation methods are used for tax reporting purposes.

        Interest is capitalized during the construction of major facilities and is amortized over their estimated useful lives. Interest of $12.9 million was capitalized during the year ended December 31, 2000, $6.9 million was capitalized during the year ended December 31, 1999, and $3.7 million was capitalized during the year ended December 31, 1998.

        Maintenance and repairs are charged to expense as incurred. Major betterments and improvements which extend the useful life of the related item are capitalized and depreciated. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values after considering proceeds are charged or credited to income.

        Goodwill and Other Assets:

        Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and is being amortized on a straight-line basis over 40 years. Debt issue costs are amortized on a straight-line basis over the term of the related obligations.

        The Company periodically evaluates whether events and circumstances have occurred which may affect the estimated useful life or the recoverability of the remaining balance of its goodwill and other long-lived assets. If such events or circumstances were to indicate that the carrying amount of these assets were not recoverable, the Company would estimate the future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) were less than the carrying amount of goodwill, the Company would recognize an impairment loss.

        Fair Value of Financial Instruments:

        The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and revolving credit facilities approximates fair value because of the short maturity of these instruments. The carrying amount of the Company's long-term debt approximates fair value because of the variability of the interest cost associated with these instruments. The fair value of the Company's Convertible Subordinated Notes and Preferred Securities, based on Treasury Portal market quote activity, approximated $144.0 million and $112.2 million, respectively, as of December 31, 2000.

        During 1997, the Company entered into interest rate swap contracts to hedge against interest rate exposures on certain floating-rate indebtedness under its $750 million amortizing revolving credit facility. These contracts, which were to expire in November 2002, had the effect of converting the floating-rate interest related on a notional amount of $300 million of borrowings outstanding under the revolving credit facility into a fixed-rate of approximately 6.75 percent. The interest rate swap contract was executed to balance the Company's fixed-rate and floating-rate debt portfolios. During June of 1999, the Company terminated its position in the interest rate swap contracts resulting in a gain of $0.5 million.

        During the fourth quarter of 1997, the Company entered into an interest rate contract in a notional amount of $75 million in anticipation of financing that did not materialize. Accordingly, the Company adjusted the interest rate contract to market as of December 31, 1998 and 1997. The write-down to fair value of approximately $6.4 million and $2.0 million, respectively, was recorded as interest expense in the accompanying consolidated statements of operations. During the first quarter of 1999, the Company settled the $75 million contract with a cash payment of approximately $7.0 million.

        During September 2000, the Company entered into an interest rate swap contract to hedge against interest rate exposure on approximately $160 million of its floating rate indebtedness under its $1.15 billion senior unsecured credit facility. The contracts have the effect of converting the floating rate interest to a fixed rate of approximately 6.9 percent, plus any applicable margin required under the revolving credit facility. The interest rate swap contract was executed to balance the Company's fixed-rate and floating-rate debt portfolios and expires in September 2005. At December 31, 2000, the fair value of the interest rate swap agreement was $6.9 million, representing the cost that would be incurred to terminate the agreement.

        Other Noncurrent Liabilities:

        Other noncurrent liabilities consisted of the following (in thousands):


                                                                         December 31,
                                                                --------------------------------
                                                                       2000            1999
                                                                       ----            ----
                    Post-retirement benefits                         $ 93,668        $ 96,771
                    Purchase accounting reserves                       53,619          61,112
                    Other                                              38,157           5,709
                                                                     --------        --------
                                                                     $185,444        $163,592
                                                                     ========        ========

        Revenue Recognition and Sales Commitments:

        The Company recognizes revenue as its products are shipped to its customers. The Company enters into agreements to produce products for its customers at the beginning of a given vehicle's life. Once such agreements are entered into by the Company, fulfillment of the customers' purchasing requirements is the obligation of the Company for the entire production life of the vehicle, with terms of three to ten years and the Company has no provisions to terminate such contracts. In certain instances, the Company may be committed under existing agreements to supply product to its customers at selling prices which are not sufficient to cover the direct cost to produce such product. In such situations, the Company records a liability for the estimated future amount of such losses. Such losses are recognized at the time that the loss is probable and reasonably estimable and is recorded at the minimum amount necessary to fulfill the Company's obligations to its customers. Losses are discounted and are estimated based upon information available at the time of the estimate, including future production volume estimates, length of the program and selling price and production cost information.

        Income Taxes:

        The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates.

        Comprehensive Income:

        Comprehensive income reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. For the Company, comprehensive income represents net income adjusted for foreign currency translation adjustments.

        Segment Reporting:

        In accordance with SFAS No. 131, the Company uses the "management approach" to reporting segment disclosures. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers.

        Stock Options:

        The Company accounts for stock options under the provisions of Accounting Principles Board opinion ("APB") No. 25, under which no compensation expense is recognized when the stock options are granted to employees and directors at fair market value. The pro forma effects had the Company followed the provisions of SFAS No. 123 are included in Note
        4. The Company may also grant stock options to outside consultants. The fair value of these option grants are expensed over the period services are rendered based on the Black-Scholes valuation model.

        Use of Estimates:

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The actual results could differ from those estimates.

        Foreign Currency Translation:

        Assets and liabilities of the Company's foreign operations are translated into U.S. dollars using the year-end rates of exchange. Results of operations are translated at average rates prevailing throughout the period. Translation gains or losses are accumulated as a separate component of "accumulated other comprehensive income (loss)" in the accompanying consolidated statements of stockholders' investment.

        Recently Issued Accounting Pronouncements:

        SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," becomes effective for years beginning after June 15, 2000. The Company adopted SFAS No. 133 effective January 1, 2001. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The adoption of SFAS No. 133 did not have a material impact on the Company's financial position or its results of operations.

3.      RESTRUCTURING AND ASSET IMPAIRMENT CHARGE:

        On October 2, 2000, the Company's board of directors approved a comprehensive operational realignment plan (the "Plan"), which is intended to improve the Company's long-term competitive position and lower its cost structure. The Plan includes phasing out the heavy truck rail manufacturing in Milwaukee, Wisconsin; reducing stamping capacity by closing the Kalamazoo, Michigan facility; and consolidating related support activities across the enterprise. The Company recognized a charge to operations of approximately $141.3 million in the fourth quarter of 2000, which reflects the estimated qualifying "exit costs" to be incurred over the next 12 months under the Plan.

        The charge includes costs associated with asset impairments, severance and outplacement costs related to employee terminations, loss contract provisions and certain other exit costs. These activities are anticipated to result in a reduction of more than 800 employees. Through December 31, 2000, the Company had eliminated approximately 200 employees pursuant to the Plan. The estimated realignment charge does not cover certain aspects of the Plan, including movement of equipment and employee relocation and training. These costs will be recognized in future periods as incurred.

        The asset impairments consist of long-lived assets, including fixed assets, manufacturing equipment and land, from the facilities the Company intends to dispose of or discontinue. For assets that will be disposed of currently, the Company measured impairment based on estimated proceeds on the sale of the facilities and equipment. The carrying value of the long-lived assets held for sale on disposal is approximately $3.8 million as of December 31, 2000. For assets that will be held and used in the future, the Company prepared a forecast of expected undiscounted cash flows to determine whether asset impairment existed, and used fair values to measure the required write-downs. These asset impairments have arisen only as a consequence of the Company making the decision to exit these activities during the fourth quarter of 2000.

        Based on the current plan, the Company anticipates this charge will require cash payments of approximately $37.6 million combined with the write-off of assets having a book value of approximately $103.7 million. These assets include Milwaukee heavy truck rail manufacturing machinery and equipment of approximately $47.3 million, Milwaukee and corporate campus support operating assets of approximately $46.1 million, Kalamazoo stamping operation's land, buildings and equipment of approximately $5.7 million and Granite City stamping, machinery and equipment of $4.6 million.

        The accrual for operational realignment and other costs is included in accrued liabilities in the accompanying consolidated balance sheet as of December 31, 2000. The table below summarizes the accrued operational realignment and other charges through December 31, 2000 (in millions):

                                                               SEVERANCE AND
                                                               -------------
                                                 ASSET          OUTPLACEMENT         LOSS       OTHER EXIT
                                                 -----          ------------         ----       ----------
                                              IMPAIRMENTS           COSTS          CONTRACTS       COSTS       TOTAL
                                              -----------           -----          ---------       -----       -----
Provision for operational realignment and
   other charges                              $     103.7      $        25.2       $     8.1    $      4.3    $ 141.3
Cash payments                                          --                (8.7)          (2.5)         (0.3)     (11.5)
Non cash charges                                    (73.1)                --              --            --      (73.1)
                                              -----------      -------------       ---------    ----------    -------
Balance at December 31, 2000                  $      30.6      $        16.5       $     5.6    $      4.0    $  56.7
                                              ===========      =============       =========    ==========    =======

4.      STOCKHOLDERS' INVESTMENT:

        Stock Split:

        On May 19, 1998, the Company's Board of Directors approved a two-for-one stock split, which was effected as a stock dividend. On July 15, 1998, stockholders were issued one additional share of common stock for each share of common stock held on the record date of June 30, 1998.

        Stock Repurchase:

        On May 26, 2000, the Company announced that its board of directors approved the purchase of up to $100 million of its common stock, if authorized by the executive committee of the board. The shares may be purchased in the open market at prevailing prices and at times and amounts to be determined by the board's executive committee as market conditions and the Company's capital position warrant. During the year ended December 31, 2000, approximately 4.1 million shares, at a total cost of approximately $40.2 million have been purchased. These shares will be placed in treasury and may subsequently be reissued for general corporate purposes.

        Earnings Per Share:

        Basic earnings per share were computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share for the 1998 and 1999 periods were calculated on the assumptions: (i) the Edgewood notes were converted at the beginning of the respective periods, (ii) the Convertible Subordinated Notes were converted at the beginning of the respective periods, and
        (iii) the Preferred Securities (as defined in Note 5) were converted upon issuance on June 9, 1998. The convertible subordinated notes and preferred securities were not included in the computation of earnings per share for the year ended December 31, 2000, due to their anti-dilutive effect.

                                                                                 Years Ended December 31,
                                                                           (in thousands, except per share data)
                                                               --------------------------------------------------------------
                                                                      2000                  1999                 1998
                                                                      ----                  ----                 ----

        Net income                                                  $     13,434           $  117,088           $    88,040
        Interest expense on Edgewood notes, net of tax                        30                   33                    60
        Interest expense on Convertible Subordinated
          Notes, net of tax                                                   --                6,508                 6,508
        Dividends on Preferred Securities, net of tax                         --               10,480                 5,878
                                                                    ------------           ----------             ---------
        Net income applicable to common
          stockholders - diluted                                    $     13,464           $  134,109             $ 100,486
                                                                    ============           ==========             =========

        Weighted average number of common
          shares outstanding                                              47,100               46,934                46,204
        Dilutive effect of outstanding stock
          options and warrants after application
          of the treasury stock method                                       171                  560                   504
        Dilutive effect of Edgewood notes,
          assuming conversion                                                289                  326                   547
        Dilutive effect of Convertible Subordinated
          Notes, assuming conversion                                          --                7,729                 7,729
        Dilutive effect of Preferred Securities,
          assuming conversion                                                 --                8,425                 4,727
                                                                    ------------           ----------             ---------
        Diluted shares outstanding                                        47,560               63,974                59,711
                                                                    ============           ==========             =========

        Basic earnings per share                                    $       0.29           $     2.50             $    1.91
                                                                    ============           ==========             =========

        Diluted earnings per share                                  $       0.28           $     2.10             $    1.68
                                                                    ============           ==========             =========

           Stock Option Plan:

           The Company sponsors the 1994 Key Employee Stock Option Plan (the "Stock Option Plan"), under which any person who is a full-time, salaried employee of the Company (excluding non-management directors) is eligible to participate in the Stock Option Plan (an "Employee Participant"). A committee of the board of directors selects the Employee Participants and determines the terms and conditions of the options. The Stock Option Plan provides for the issuance of options up to 3,000,000 shares of Common Stock at exercise prices equal to the stock market price on the date of grant, subject to certain adjustments reflecting changes in the Company's capitalization. Information regarding the Stock Option Plan is as follows:

                                                                                                       Weighted
                                                                                     Weighted      Average Fair
                                                    Shares                            Average          Value of        Exercisable
                                                    Under              Exercise      Exercise           Options          At End of
                                                    Option                Price         Price           Granted               Year
           ------------------------------------------------------------------------------------------------------------------------
           Outstanding, Dec. 31, 1997                804,150        $4.00-20.50           $12.19      $13.35               138,650
                Granted                              666,000              22.97            22.97
                Granted                                8,000              22.88            22.88
                Granted                               20,000              25.75            25.75
                Granted                              491,000             17.123            17.13
                Exercised                           (112,300)        4.00-18.94             5.96
                Forfeited                            (23,500)        4.00-22.97            18.93
                                                  -----------       -----------          -------
           Outstanding, Dec. 31, 1998              1,853,350         4.00-25.75            17.89       10.43               252,100
                Granted                              795,500              19.25            19.25
                Exercised                           (125,000)        4.00-18.94             8.54
                Forfeited                            (81,000)        7.56-22.97            20.05
                                                  -----------       -----------          -------
           Outstanding, Dec. 31, 1999              2,442,850         4.00-25.75            13.07        9.51               552,475
                Exercised                            (56,000)         4.00-7.56             6.48
                Forfeited                           (366,500)        4.00-25.75            19.20
                                                  -----------       -----------          -------
           Outstanding, Dec. 31, 2000              2,020,350        $4.00-25.75          $ 19.00     $  9.72               978,725
                                                  ===========       ===========          =======

           The weighted average exercise price of options exercisable at end of year was $18.13 at December 31, 2000 and $16.48 at December 31, 1999.

           All options granted in the stock option plan have a contractual life of 10 years from the date of grant and vest ratably over a four-year period from the date of grant.

           In March 1999, the Company's board of directors adopted and shareholders approved the Tower Automotive Inc. Long Term Incentive Plan ("Incentive Plan"). The Incentive Plan is designed to promote the long term success of the Company through stock based compensation by aligning the interests of participants with those of its stockholders. Eligible participants under the Incentive Plan include key company colleagues, directors, and outside consultants. Awards under the Incentive Plan may include stock options, stock appreciation rights, performance shares, and other stock based awards. The Incentive Plan provides for the issuance of up to 3,000,000 shares of common stock. A committee of the board of directors is responsible for administration, participant selection, and determination of terms and conditions of the Incentive Plan. Information regarding the Incentive Plan is as follows:

                                                                                                       Weighted
                                                                                        Weighted   Average Fair
                                                   Shares                                Average       Value of
                                                   Under                  Exercise      Exercise        Options     Exercisable
                                                   Option                    Price         Price        Granted  At End of Year
           ---------------------------------------------------------------------------------------------------------------------
           Granted                                   405,000          $      19.25        $19.25
           Granted                                   121,490                 26.81         26.81
                                                   ---------          ------------        ------
           Outstanding, Dec. 31, 1999                526,490           19.25-26.81         20.99          $9.08              --
           Granted                                 1,315,480                 13.19         13.19
           Granted                                   120,000                 15.56         15.56
           Granted                                    60,000                 12.06         12.06
           Granted                                     5,000                 11.94         11.94
           Granted                                     5,000                  9.63          9.63
           Granted                                     5,000                 10.75         10.75
           Granted                                    10,000                 10.19         10.19
           Granted                                   120,000                  9.13          9.13
           Forfeited                                (179,000)          13.19-19.25         18.44
                                                   ---------          ------------        ------
           Outstanding, Dec. 31, 2000              1,987,970          $ 9.13-26.81        $14.61          $7.94          70,000
                                                   =========          ============        ======

           Options granted in 1999 and 2000 have a remaining contractual life of five to 10 years and vest ratably over a four-year period from the date of grant. The weighted average exercise price of options exercisable under the Incentive Plan was $19.25 at December 31, 2000. No options issued under the Incentive Plan were exercisable as of December 31, 1999.

           Independent Director Stock Option Plan:

           In February 1996, the Company's board of directors approved the Tower Automotive, Inc. Independent Director Stock Option Plan (the "Director Option Plan") that provides for the issuance of options to Independent Directors, as defined, to acquire up to 200,000 shares of the Company's Common Stock, subject to certain adjustments reflecting changes in the Company's capitalization. The option exercise price must be at least equal to the fair value of the Common Stock at the time the option is issued. Vesting is determined by the board of directors at the date of grant and in no event can be less than six months from the date of grant. Information regarding the Director Option Plan is as follows:

                                                                               Weighted                Weighted
                                               Shares                           Average                 Average     Exercisable
                                               Under             Exercise      Exercise           Fair Value of        At End of
                                               Option               Price         Price         Options Granted             Year
           ----------------------------------------------------------------------------------------------------------------------
           Outstanding, Dec. 31, 1997           105,000       $7.56-18.94        $   14.06              $  7.77           15,000
                Granted                          18,000             22.97            22.97
                                             ----------       -----------        ---------
           Outstanding, Dec. 31, 1998           123,000        7.56-22.97            15.37                 8.38           49,800
                 Granted                         40,000             19.25            19.25
                                             ----------       -----------        ---------
           Outstanding, Dec. 31, 1999           163,000        7.56-22.97            16.32                 8.70           90,600
                  Forfeited                     (41,000)       7.56-22.97            15.37
                                                -------       -----------        ---------
           Outstanding, Dec. 31, 2000           122,000       $7.56-22.97        $   16.64              $  8.80           91,200
                                                =======       ===========        =========

           The weighted average exercise price of options exercisable under the Director Option Plan was $15.59 at December 31, 2000 and $13.56 at December 31, 1999.

           Employee Stock Purchase Plan:

           The Company also sponsors an employee stock discount purchase plan which provides for the sale of up to 1,000,000 shares of the Company's Common Stock at discounted purchase prices, subject to certain limitations. The cost per share under this plan is 85 percent of the market value of the Company's Common Stock at the date of purchase, as defined. During the year ended December 31, 2000, 224,342 shares of Common Stock were issued to employees pursuant to this plan, 222,574 shares of Common Stock were issued during the year ended December 31, 1999, and 132,090 shares of Common Stock were issued during the year ended December 31, 1998. The weighted average fair value of shares sold in 2000, 1999 and 1998 were $11.23, $16.09, and $17.76, respectively.

           Deferred Income Stock Plan:

           During 1999, the Company established the Tower Automotive, Inc. Key Leadership Deferred Income Stock Purchase Plan (the "Deferred Income Stock Plan"), which allows certain employees to defer receipt of all or a portion of their annual cash bonus. The Company makes a matching contribution of one-third of the employee's deferral. The Company matching contribution vests on the first day of the third plan year following the date of the employee's deferral. In accordance with the terms of the plan, the employee's deferral and Company's matching contribution have been placed in a "Rabbi" trust, which invests solely in the Company's Common Stock. This trust arrangement offers the employee a degree of assurance for ultimate payment of benefits without causing constructive receipt for income tax purposes. Distributions to the employee from the trust can only be made in the form of the Company's Common Stock. The assets in the trust remain subject to the claims of creditors of the Company and are not the property of the employee; therefore, they are included as a separate component of stockholders' investment under the caption Deferred Income Stock Plan. The Company recorded $4.5 million and $4.4 million of compensation expense related to this plan during the years ended December 31, 2000 and 1999, respectively.

           Stock-Based Compensation Plans:

           As discussed above, the Company has three stock option plans: the Stock Option Plan, the Long Term Incentive Plan and the Independent Director Stock Option Plan. Additionally the Company has two stock purchase plans: the Employee Stock Purchase Plan and the Deferred Income Stock Plan. The Company has elected to continue to account for these plans under APB No. 25, under which no compensation cost has been recognized for employee groups and directors eligible for the plans. Had compensation cost for these plans been determined as required under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's pro forma net income and pro forma earnings per share would have been as follows (in thousands):

                                                                               Years Ended December 31,
                                                               ---------------------------------------------------------
                                                                     2000               1999                1998
                                                                     ----               ----                ----

           Net income                        As Reported         $   13,434          $117,088             $ 88,040
                                             Pro Forma                5,001           109,003               86,787

           Basic earnings per share          As Reported         $     0.29          $   2.50             $   1.91
                                             Pro Forma                 0.11              2.33                 1.88

           Diluted earnings per share        As Reported         $     0.28          $   2.10             $   1.68
                                             Pro Forma                 0.11              1.97                 1.66


           The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions: Risk free interest rates of 5.56 percent to 6.72 percent in 2000, 4.54 percent in 1999, and 4.81 percent to 5.75 percent in 1998; expected life of seven years for 2000, 1999, and 1998; expected volatility of 49 percent in 2000, 40 percent in 1999, and 37 percent to 40 percent in 1998; expected dividends of zero.

           Other Common Stock Equivalents:

           In connection with the acquisition of Edgewood Tool and Manufacturing Company ("Edgewood") in May 1994, the Company issued options to acquire 205,968 shares of Common Stock at an exercise price of $3.28 per share. These options are fully exercisable through 2004. As of December 31, 2000, all of these options were exercisable.

           In connection with the acquisition of MSTI in May 1996, the Company issued warrants to MascoTech, Inc. ("MascoTech") to acquire 400,000 shares of Common Stock at an exercise price of $9 per share. On May 5, 2000, MascoTech exercised all of the warrants outstanding under this agreement.

           In addition, the Company has Convertible Subordinated Notes outstanding as discussed in Note 8, and Convertible Preferred Securities as discussed in Note 5.

           Dividends:

           The Company has not declared or paid any cash dividends in the past. As discussed in Note 8, the Company's debt agreements restrict the amount of dividends the Company can declare or pay. As of December 31, 2000, under the most restrictive debt covenants, the Company could not have paid any cash dividends.

5.         MANDATORILY REDEEMABLE TRUST CONVERTIBLE PREFERRED SECURITIES:

           On June 9, 1998, Tower Automotive Capital Trust (the "Preferred Issuer"), a wholly owned statutory business trust of the Company, completed the offering of $258.8 million of its 6 3/4 percent Trust Convertible Preferred Securities ("Preferred Securities"), resulting in net proceeds of approximately $249.7 million. The Preferred Securities are redeemable, in whole or in part, on or after June 30, 2001 and all Preferred Securities must be redeemed no later than June 30, 2018. The Preferred Securities are convertible, at the option of the holder, into common stock of the Company at a rate of 1.6280 shares of common stock for each Preferred Security, which is equivalent to a conversion price of $30.713 per share. The net proceeds of the offering were used to repay outstanding indebtedness. Minority interest reflected in the accompanying consolidated statements of operations represents dividends on the Preferred Securities at a rate of 6 3/4 percent, net of income tax benefits at the Company's incremental tax rate of 40 percent.

           No separate financial statements of the Preferred Issuer have been included herein. The Company does not consider that such financial statements would be material to holders of Preferred Securities because (i) all of the voting securities of the Preferred Issuer are owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Preferred Issuer has no independent operations and exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Preferred Issuer and investing the proceeds thereof in 6 3/4 percent Convertible Subordinated Debentures due June 30, 2018 issued by the Company and (iii) the obligations of the Preferred Issuer under the Preferred Securities are fully and unconditionally guaranteed by the Company.

6.         ACQUISITIONS AND INVESTMENT IN JOINT VENTURES:

           Acquisitions:

           On November 30, 2000 the Company completed the acquisition of Strojarne Malacky, a.s. ("Presskam"), a manufacturer of upper body structural assemblies for Volkswagen, Porsche and Skoda, located in Bratislava, Slovakia. The Company paid total consideration of approximately $10 million for Presskam and intends to use the investment to further support Volkswagen's Bratislava assembly operation.

           On July 6, 2000, the Company acquired the remaining 60 percent equity interest in Metalurgica Caterina S.A. ("Caterina") for approximately $42 million. The initial 40 percent interest was acquired in March 1998, for approximately $48 million. Caterina is a supplier of structural stampings and assemblies to the Brazilian automotive market, including Volkswagen and Mercedes-Benz. The acquisition was funded with proceeds from the Company's revolving credit facility.

           On May 3, 2000, the Company acquired all of the outstanding common stock of Algoods, Inc. ("Algoods") for total consideration of approximately $33 million. Algoods manufactures aluminum heat shields and impact discs for the North American automotive industry from aluminum mini-mill and manufacturing operations located in Toronto, Canada. Its primary customer is DaimlerChrysler. The acquisition of Algoods represents a significant investment in processing technology for lightweight materials which complements the Company's existing heat shield capabilities and provides opportunities for application in other lightweight vehicle structural products. The acquisition was funded with proceeds from the Company's revolving credit facility.

           On March 23, 2000, the Company invested $2.1 million in the formation of a product technology and development joint venture with Defiance Testing & Engineering Services, Inc., a subsidiary of GenTek Inc. The joint venture, DTA Development, located in Westland, Michigan, will provide the Company with product-testing services. Traditionally, the Company utilizes both internal and external product testing extensively to validate complex systems during the development stage of a program. This joint venture will allow the Company to have access to a broader and more cost efficient range of testing capabilities. DTA Development will blend the benefits of chassis product technology and development activities with leading edge commercial testing services.

           Effective January 1, 2000, the Company acquired all of the outstanding shares of Dr. Meleghy GmbH & Co. KG Werkzeugbau und Presswerk, Bergisch Gladbach ("Dr. Meleghy") for approximately $86.4 million. Dr. Meleghy designs and produces structural stampings, assemblies, exposed surface panels and modules to the European automotive industry. Dr. Meleghy also designs and manufactures tools and dies for use in their production and for the external market. Dr. Meleghy operates three facilities in Germany and one facility in both Hungary and Poland. Dr. Meleghy's main customers include DaimlerChrysler, Audi, Volkswagen, Ford, Opel, and BMW. Products offered by Dr. Meleghy include body side panels, floor pans assemblies, and miscellaneous structural stampings. Based on the purchase contract, the Company will pay an additional $24 million during the first quarter of 2001 for achieving certain operating earnings targets during the 2000 period. The acquisition was financed with proceeds from the Company's revolving credit facility.

           On July 29, 1999, the Company acquired all of the outstanding stock of Active Tool Corporation and Active Products Corporation (collectively, "Active") for total approximate consideration of $315 million. Active, which has five facilities, designs and produces a variety of large unexposed structural stampings, exposed surface panels, and modules to the North American automotive industry. Active's main customers include DaimlerChrysler, Ford, General Motors, and Saturn. Products offered by Active include body sides, pickup box sides, fenders, floor pan assemblies, door panels, pillars, and heat shields. The acquisition of Active enhances the Company's ability to manufacture large and complex structures, as well as exposed surface panels. The acquisition was financed with proceeds from the Company's revolving credit facility.

           Effective July 1, 1998, the Company acquired IMAR, s.r.l. ("IMAR") and OSLAMT S.p.A. ("OSLAMT"). IMAR designs and manufactures structural parts and assemblies from two facilities in Italy, primarily for Fiat. OSLAMT designs and manufactures tools and assemblies for the automotive market from its facility in Turin, Italy. The purchase price consisted of approximately $32.5 million in cash plus the assumption of approximately $17 million of indebtedness, and an additional $15 million for achieving certain operating targets subsequent to the acquisition.

           These acquisitions have been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at fair value as of the dates of the acquisitions. The assets and liabilities of Dr. Meleghy, Algoods, Caterina, and Presskam have been recorded based upon preliminary estimates of fair value as of the dates of acquisition. The Company does not believe the final allocations of the purchase price will be materially different than the preliminary allocations. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill. Results of operations for these acquisitions have been included in the accompanying consolidated financial statements since the dates of acquisition.

           In conjunction with its acquisitions, reserves have been established for certain costs associated with facility shutdown and consolidation activities and for general and payroll related costs primarily for planned employee termination activities. As of December 31, 1999, approximately $13.8 million and $6.4 million were recorded for facility shutdown and payroll related costs, respectively. Additional reserves of $1.0 million related to facility shutdown costs were recorded for the year ended December 31, 2000. Costs incurred and charged to such reserves amounted to $7.5 million for facility shutdown costs and $2.5 million for payroll related termination costs during the year ended December 31, 2000. At December 31, 2000, liabilities for approximately $7.3 million for costs associated with facility shutdown and consolidation and $3.9 million of costs for planned employee termination activities remained. The timing of facility shutdown and consolidation activities has been adjusted to reflect customer concerns with supply interruption. These reserves have been utilized as originally intended and management believes the liabilities recorded for shutdown and consolidation activities are adequate but not excessive as of December 31, 2000.

           Investment in joint ventures:

           On September 21, 2000, the Company acquired a 17 percent equity interest in Yorozu Corporation ("Yorozu"), a supplier of suspension modules and structural parts to the Asian and North American automotive markets, from Nissan Motor Co. Ltd. ("Nissan"). Yorozu is based in Japan and is publicly traded on the first tier of the Tokyo Stock Exchange. Its principal customers include Nissan, Auto Alliance, General Motors, Ford, and Honda. The Company will pay Nissan approximately $38 million over two and one half years for the 17 percent interest. In addition, the Company has an option to increase its holdings in Yorozu by 13.8 percent through the purchase of additional Yorozu shares. On February 20, 2001, the Company exercised the right to purchase the additional equity interest and will pay Nissan approximately $30 million over two and one half years for the additional 13.8 percent interest.

           On October 29, 1999, the Company invested $21 million for new shares representing a 49 percent equity interest in Seojin Industrial Company Limited ("Seojin"). Seojin is a supplier of frames, modules and structural components to the Korean automotive industry. Consideration for the equity interest was financed under the Company's revolving credit facility. In addition, the Company advanced $19 million to Seojin in exchange for variable rate convertible bonds (the "Bonds") due October 30, 2009. The conversion rate is based on a predetermined formula that would increase the Company's equity interest to 66 percent. On October 31, 2000, the Company exercised its right to convert the bonds into 17 percent of the common stock of Seojin. Based upon the formula for conversion of the Seojin bonds, the Company paid an additional $1.2 million for the 17 percent equity interest.

           On October 14, 1999, the Company loaned $30.0 million to J. L. French Automotive Castings, Inc., ("J.L. French") in exchange for a convertible subordinated promissory note due October 14, 2009. The note bears interest at 7.5 percent annually with interest payable on the last day of each calendar quarter beginning December 31, 1999. On November 30, 2000, the Company exercised its option to convert the note into 7,124 shares of Class A "1" Common Stock of J. L. French, which has a 7.5 percent pay-in-kind dividend right. Additionally, on November 30, 2000, the Company invested $2.9 million in J. L. French through the purchase of Class P Common Stock, which has an 8 percent pay-in-kind divident right. On May 24, 2000, the Company invested $11.0 million in J. L. French through the purchase of Class A Common Stock. At December 31, 2000, the Company has an ownership interest of approximately 16 percent in J. L. French.

           On October 9, 1997, the Company became a 40 percent partner in Metalsa S. de R.L. ("Metalsa") with Promotora de Empresas Zano, S.A. de C.V. ("Proeza"). Metalsa is the largest supplier of vehicle frames and structures in Mexico. In addition, the parties have entered into a technology sharing arrangement that will enable both companies to utilize the latest available product and process technology. Metalsa is headquartered in Monterrey, Mexico and has manufacturing facilities in Monterrey and San Luis Potosi, Mexico. Metalsa's customers include DaimlerChrysler, General Motors, Ford, and Nissan. In connection with this agreement, the Company paid $120 million to Proeza, with an additional amount of up to $45 million payable based upon future net earnings of Metalsa. Based upon Metalsa's net earnings, the Company paid Proeza approximately $9.0 million and $7.9 million of additional consideration during 1999 and 2000, respectively. Based upon Metalsa's 2000 net earnings, the Company will pay approximately $8.0 million of additional consideration during the second quarter of 2001. The investment in Metalsa was financed with proceeds from borrowings from the Company's revolving credit facility.

           Summarized unaudited financial information for Metalsa is as follows:

                                                                                     December 31,
                                                              ------------------------------------------------------------
                                                                      2000                1999                  1998
                                                                      ----                ----                  ----
                Condensed Statements of Earnings
                ---------------------------------------------
                Revenues                                           $   258,951       $     239,902        $     222,949
                Operating income                                   $    38,355       $      54,104        $      56,021
                Net income                                         $    31,001       $      28,679        $      27,315
                                                                   ===========       =============        =============

                Condensed Balance Sheets
                ---------------------------------------------
                Current assets                                     $    79,182       $      78,712
                Noncurrent assets                                      234,105             147,901
                                                                   -----------       -------------
                                                                   $   313,287       $     226,613
                                                                   ===========       =============

                Current liabilities                                $    58,550       $      45,288
                Noncurrent liabilities                                 105,517              55,293
                Stockholders' investment                               149,220             126,032
                                                                   -----------       -------------
                                                                   $   313,287       $     226,613
                                                                   ===========       =============

           The accompanying unaudited consolidated pro forma results of operations for the year ended December 31, 2000 give effect to the following as if they were completed at the beginning of the year :
           (i) the acquisitions of Algoods, Caterina, Seojin and Presskam, (ii) the refinancing of bank indebtedness under the new senior credit facility (Note 8), and (iii) the completion of the sale of the senior Euro notes and the application of the net proceeds therefrom (Note
           8). The accompanying unaudited consolidated pro forma results of operations for the year ended December 31, 1999 give effect to the transactions described above and following as if they were completed at the beginning of the year: (i) the acquisition of Active, (ii) the investment in Seojin, and (iii) the $325 million term loan add on facility (Note 8). The unaudited pro forma financial information does not purport to represent what the Company's results of operations would actually have been if such transactions in fact had occurred at such date or to project the Company's results of future operations (in thousands, except per share data):

                                                                                      Pro Forma for
                                                                                 the Years Ended December 31,
                                                                 -----------------------------------------------------------
                                                                             2000                          1999
                                                                             ----                          ----

                    Revenues                                             $2,920,727                    $2,896,176

                    Net income                                           $    9,276                    $  123,109

                    Basic earnings per share                             $     0.20                    $     2.63

                    Diluted earnings per share                           $     0.20                    $     2.19

7.         DIVESTITURES:

           On December 7, 2000, the Company sold its Roanoke, Virginia heavy truck rail manufacturing business (the "Roanoke Heavy Truck Business") to its joint venture partner, Metalsa, for net proceeds of approximately $55 million, which approximated the book value of the net assets sold, plus an earnout of up to $30 million based on achieving certain profit levels over the next three years. The net proceeds were used to repay outstanding indebtedness under the revolving credit facility.

           On August 31, 1998, the Company sold its hinge business (the "Hinge Business") to Dura Automotive Systems, Inc. for net proceeds of approximately $36.9 million which approximated the book value of the net assets sold. The net proceeds were used to repay outstanding indebtedness under the revolving credit facility.

           The results of operations of the Roanoke Heavy Truck Business and the Hinge Business are not significant to the operating results of the Company as a whole and have, therefore, been excluded from the pro forma financial information in Note 6.

8.         LONG-TERM DEBT:

           Long-term debt consisted of the following (in thousands):

                                                                                                          December 31,
                                                                                                     2000              1999
                                                                                                     ----              ----
           Revolving credit facility, due July 2006, interest at prime or LIBOR plus a margin ranging from 0 to 200 basis points (8.45 percent at
            December 31, 2000 and 6.7 percent at December 31, 1999)                              $   274,000        $  245,700
           R. J. Tower Corporation 9.25 percent Senior Euro Notes due August 2010                    141,330                --
           Revolving credit facility, multi currency borrowings, due July 2006, interest at prime or LIBOR plus a margin ranging from zero to 200
             basis points (5.89 percent at December 31, 2000)                                         71,919                --
           Revolving credit facility, due April 2003, foreign currency annex
             (3.8 percent at December 31, 1999)                                                           --            75,979
           Term credit facility, due in quarterly repayments beginning June
             2002 to July 2006.  Interest at prime or LIBOR plus a margin ranging from 0 to 200 basis points (8.27 percent at December 31, 2000 and 7.13
             percent at December 31, 1999)                                                           325,000           324,210
           Industrial development revenue bonds, due in lump sum payments in
             June 2024 and March 2025, interest payable monthly at a rate adjusted weekly by the bond remarketing agent (6.82 percent at
             December 31, 2000 and 6.55 percent at December 31, 1999)                                 43,765            43,765
           Convertible Edgewood notes, due May 2003, interest at 5.75 percent
             payable quarterly                                                                           878               878
           Other foreign subsidiary indebtedness, consisting primarily of borrowings
             at Seojin                                                                               151,171                --
           Other                                                                                      72,969            11,644
                                                                                               -------------      ------------
                                                                                                   1,081,032           702,176
           Less-Current maturities                                                                  (147,590)           (2,498)
                                                                                                 ------------    -------------
                                                                                                  $  933,442        $  699,678
                                                                                                  ==========        ==========

           Future maturities of long-term debt as of December 31, 2000 are as follows (in thousands):

                               2001                                        $  147,590
                               2002                                            79,853
                               2003                                            78,910
                               2004                                            86,916
                               2005                                            82,500
                               Thereafter                                     605,263
                                                                           -----------

                                                                           $1,081,032

           On July 25, 2000, the Company replaced its existing $750 million amortizing credit agreement with a new six-year $1.15 billion senior unsecured credit agreement. The new credit agreement includes a non-amortizing revolving facility of $825 million along with an amortizing term loan of $325 million. The new facility also includes a multi-currency borrowing feature that allows the Company to borrow up to $500 million in certain freely tradable offshore currencies, and letter of credit sublimits of $100 million. As of December 31, 2000, approximately $8.2 million of the outstanding borrowings are denominated in Japanese yen and $63.7 million of the outstanding borrowings are denominated in Euro. Interest on the new credit facility is at the financial institutions' reference rate, LIBOR, or the Eurodollar rate plus a margin ranging from 0 to 200 basis points depending on the ratio of the consolidated funded debt for restricted subsidiaries of the Company to its total EBITDA. The weighted average interest rate for such borrowings was 5.9 percent for year ended December 31, 2000. The new credit agreement has a final maturity of 2006. As a result of the debt replacement, the Company recorded an extraordinary loss, net of tax, of $3.0 million during the third quarter of 2000.

           The Credit Agreement requires the Company to meet certain financial tests, including but not limited to a minimum interest coverage and maximum leverage ratio. As of December 31, 2000, the Company was in compliance with all debt covenants.

           On July 25, 2000, R. J. Tower (the "Issuer"), a wholly-owned subsidiary of the Company, issued Euro-denominated senior unsecured notes in the amount of Euro 150 million. The notes bear interest at a rate of 9.25 percent, payable semi-annually. The notes rank equally with all of the Company's other unsecured and unsubordinated debt. The proceeds of this offering will be used to repay existing indebtedness. The net proceeds after issuance costs were used to repay a portion of the Company's existing Euro-denominated indebtedness under its existing credit facility. The notes mature on August 1, 2010.

           During September 2000, the Company entered into an interest rate swap contract to hedge against interest rate exposure on approximately $160 million of its floating rate indebtedness under its $1.15 billion senior unsecured credit facility. The contracts have the effect of converting the floating rate interest to a fixed rate of approximately 6.9 percent, plus any applicable margin required under the revolving credit facility. The interest rate swap contract was executed to balance the Company's fixed-rate and floating-rate debt portfolios and expires in September 2005.

           For the periods presented through July 24, 2000, the Company's Credit Agreement included an amortizing revolving credit facility that provided for borrowings of up to $750 million on an unsecured basis with a letter of credit sublimit of $75 million. In addition, under the terms of the revolving credit facility, the equivalent of up to $85 million in borrowings could be denominated in Italian lira. The amount available under the revolving credit facility reduced to $675 million in April 2000, $600 million in April 2001 and $500 million in April 2002. The Credit Agreement had a final maturity of April 2003. Interest on the credit facility is at the prime rate or LIBOR plus a margin ranging from 17 to 50 basis points depending upon the ratio of the consolidated indebtedness of the Company to its total capitalization.

           On August 23, 1999, the Company amended and restated its Credit Agreement to include a term loan add on facility of $325 million. The weighted average interest rate for the term loan facility was 7.4 percent for the year ended December 31, 1999. The proceeds from the term facility were used to repay outstanding indebtedness under the revolving facility incurred in connection with the acquisition of Active on July 29, 1999. The term loan facility was replaced on July 25, 2000 by the amortizing term loan under the new $1.15 billion senior unsecured credit agreement.

           In July 1997, the Company completed the offering of $200 million of Convertible Subordinated Notes (the "Notes"). The Notes bear interest at 5 percent, are unsecured, due on August 1, 2004 and are convertible into Common Stock at a conversion price of $25.88 per share. The Company may make optional redemptions of the Notes after August 1, 2000 at amounts ranging from 102.857 percent to 100.714 percent of face value. In the event of a change in control (as defined) the holders of the Notes may require the Company to redeem the Notes at face value plus accrued interest. Proceeds from the Notes were used to repay outstanding indebtedness under the revolving credit facility.

           In 1994 and 1995, the Company issued $25.0 million and $20.0 million, respectively, of industrial development revenue bonds related to the construction and equipping of a manufacturing facility in Bardstown, Kentucky. The bonds are collateralized by letters of credit.

9.         INCOME TAXES:

           The income tax provision consisted of the following (in thousands):

                                                                                    Years Ended December 31,
                                                               ----------------------------------------------------------------
                                                                      2000                  1999                  1998
                                                                      ----                  ----                  ----
                 Currently payable                                   $   25,992            $  29,338             $  16,296
                 Deferred income tax provision                          (23,373)              45,528                37,847
                                                                     -----------           ---------             ---------
                   Total                                             $    2,619            $  74,866             $  54,143
                                                                     ==========            =========             =========

           The deferred income tax provision consisted of the following (in thousands):

                                                                                          Years Ended December 31,
                                                                       ----------------------------------------------------------
                                                                             2000                 1999                1998
                                                                             ----                 ----                ----
         Depreciation lives and methods                                     $     3,903        $    53,463          $   41,305
         Restructuring charge                                                   (37,595)                --                  --
         Accrued compensation costs                                                  --                902                  74
         Other reserves and accruals                                             10,319             (8,837)             (3,532)
                                                                            -----------        -----------         -----------
           Net deferred income tax provision                                $   (23,373)       $    45,528          $   37,847
                                                                            ============       ===========          ==========

           A reconciliation of income taxes computed at the statutory rates to the reported income tax provision is as follows (in thousands):

                                                                                        Years Ended December 31,
                                                                       -------------------------------------------------------
                                                                             2000                1999              1998
                                                                             ----                ----              ----
         Taxes at federal statutory rates                                    $    2,463          $  65,508           $  47,438
         State income taxes, net of federal benefit                                 852              4,940               3,692
         Effect of permanent differences,
           primarily interest expense and goodwill                                 (696)             4,418               3,013
                                                                             ----------          ---------           ---------
             Provision for income taxes                                      $    2,619          $  74,866           $  54,143
                                                                             ==========          =========           =========

           A summary of deferred income tax assets (liabilities) is as follows (in thousands):

                                                                                                          December 31,
                                                                                               -----------------------------------
                                                                                                     2000              1999
                                                                                                     ----              ----
           Current deferred tax assets:
             Accrued compensation costs                                                            $   9,400         $   4,709
             Inventory valuation adjustments                                                           2,284             2,120
             Other reserves and accruals not currently deductible
               for tax purposes                                                                       17,585            12,424
                                                                                                   ---------         ---------
                 Net current deferred tax assets                                                   $  29,269         $  19,253
                                                                                                   =========         =========

           Noncurrent deferred tax assets (liabilities):
             Depreciation lives and methods                                                        $(134,833)        $(145,366)
             Postretirement benefit obligations                                                       39,435            42,153
             Other reserves and accruals not currently deductible
               for tax purposes                                                                       73,155            52,477
                                                                                                   ---------         ---------
                 Net noncurrent deferred tax liabilities                                           $ (22,243)        $ (50,736)
                                                                                                   =========         =========

           The Company has an alternative minimum tax ("AMT") credit carryforward of approximately $23 million which can be used to offset regular income taxes payable in future years. The AMT credit has an indefinite carryforward period.

           The Company has not recorded deferred income taxes applicable to undistributed earnings of its foreign joint venture operations as all such earnings are deemed to be indefinitely reinvested in those operations. If the earnings of such joint ventures were not indefinitely reinvested, a deferred liability would have been required which would not have been material as of December 31, 2000 or 1999. Undistributed amounts, if remitted in the future, may not result in additional U.S. income taxes because of the use of available foreign tax credits at that time.

10.        GEOGRAPHIC AND PRODUCT LINE INFORMATION:

           The Company produces a broad range of assemblies and modules for vehicle body structures and suspension systems for the global automotive industry and operates in a single reportable business segment, automotive products. However, because of the similar economic characteristics of the operations, including the nature of products, production processes and customers, those operations have been aggregated for segment reporting purposes.

           The following is a summary of revenues and long-lived assets by geographic location (in thousands):

                                                                     Years Ended December 31,
                          ---------------------------------------------------------------------------------------------------------
                                         2000                                 1999                               1998
                                         ----                                 ----                               ----
                                                Long-Lived                           Long-Lived                         Long-Lived
                              Revenues            Assets          Revenues             Assets        Revenues             Assets
                              --------            ------          --------             ------        --------             ------
United States  & Canada    $     2,163,358      $      985,215      $2,042,998          $1,034,745     $1,752,149        $ 785,720
Europe                             256,970             114,920         127,005              58,082         84,330           47,356
Asia                                91,270             118,254              --                  --             --               --
Mexico & South America              20,355              11,863              --                  --             --               --
                           ----------------     --------------      ----------          ----------     ----------        ---------
                           $     2,531,953      $    1,230,252      $2,170,003          $1,092,827     $1,836,479        $ 833,076
                           ===============      ==============      ==========          ==========     ==========        =========

           Revenues are attributed to geographic locations based on the location of specific production.

           The following is a summary of the approximate composition by product category of the Company's revenues:

                                                                 Years Ended December 31,
                                                 ----------------------------------------------------------
                                                          2000                1999                1998
                                                          ----                ----                ----
         Structural components                           $1,769,778          $1,605,040          $1,520,498
         Suspension components                              241,519             244,433             179,935
         Modular assemblies                                 276,206             208,700             136,046
         Class A surfaces                                   244,450             111,830                  --
                                                         ----------          ----------          ----------
                                                         $2,531,953          $2,170,003          $1,836,479
                                                         ==========          ==========          ==========

           The Company sells its products directly to automotive manufacturers. Following is a summary of customers that accounted for more than 10 percent of consolidated revenues in any of the three years in the period ended December 31, 2000:

                                                                                  2000             1999            1998
                                                                                  ----             ----            ----
                        Ford                                                      37%              38%             40%

                        DaimlerChrysler                                           31               29              27
                        General Motors                                             5               10              10


           Receivables from these customers represented 57 percent of total accounts receivable at December 31, 2000 and 65 percent of total accounts receivable at December 31, 1999.

11.        EMPLOYEE BENEFIT PLANS:

           The Company sponsors various pension and other postretirement benefit plans for its employees.

           Retirement Plans:

           The Company's UAW Retirement Income Plan and the Tower Automotive Pension Plan provides for substantially all union employees. Benefits under the plans are based on years of service. Contributions by the Company are intended to provide not only for benefits attributed to service to date, but also for those benefits expected to be earned in the future. The Company's funding policy is to contribute annually the amounts sufficient to meet the higher of the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974 or the minimum funding requirements under the Company's union contracts.

           The following tables provide a reconciliation of the changes in the benefit obligations and fair value of assets for the defined benefit pension plans (in thousands):

                                                                                             2000                    1999
                                                                                             ----                    ----
         Reconciliation of fair value of plan assets:
         --------------------------------------------

         Fair value of plan assets at the beginning of the year                          $     68,266             $      9,096
         Actual return on plan assets                                                           6,089                    3,571
         Acquisitions                                                                              --                   41,837
         Employer contributions                                                                32,455                   15,487
         Benefits paid                                                                         (1,926)                  (1,725)
                                                                                         ------------             ------------
           Fair value of plan assets at the end of the year                              $    104,884             $     68,266
                                                                                         ============             ============

         Change in Benefit Obligations:
         -----------------------------

         Benefit obligations at the beginning of the year                                $     99,282             $     37,794
         Service cost                                                                          11,676                   11,350
         Interest cost                                                                          8,126                    4,702
         Plan amendments                                                                        3,187                    7,141
         Actuarial gains                                                                       (4,298)                  (7,647)
         Acquisitions                                                                              --                   47,667
         Benefits paid                                                                         (1,926)                  (1,725)
         Curtailments                                                                          (1,107)                      --
         Settlements                                                                              586                       --
                                                                                         ------------             ------------
           Benefit obligations at the end of the year                                    $    115,525             $     99,282
                                                                                         ============             ============

         Funded Status Reconciliation:                                                        2000                    1999
         ----------------------------                                                         ----                    ----
         Funded status                                                                   $    (10,642)             $   (31,016)
         Unrecognized transition asset                                                            (98)                    (129)
         Unrecognized prior service cost                                                       23,702                   24,584
         Unrecognized actuarial gains                                                          (8,378)                  (6,579)
                                                                                         ------------              -----------
              Net amount recognized                                                      $      4,584              $   (13,140)
                                                                                         ============              ============

         Amounts recognized in the balance sheet as of each year end:

         Prepaid benefit cost                                                            $         --              $       125
         Accrued benefit liability                                                            (10,772)                 (30,093)
         Intangible asset                                                                      15,356                   16,828
                                                                                         ------------              -----------
              Net amount recognized                                                      $      4,584              $   (13,140)
                                                                                         ============              ============

           The Tower Automotive Pension Plan was the only pension plan with an accumulated benefit obligation in excess of plan assets. The plan's accumulated benefit obligation was $108.9 million at September 30, 2000 and $61.2 million at December 31, 1999. The fair value of the assets was $98.5 million at September 30, 2000 and $41.3 million at December 31, 1999.

           Benefits for certain of the employees covered by the Tower Automotive Pension Plan were frozen as of July 1, 1999. The frozen benefits were accounted for as a curtailment under the provisions of FAS 88, which resulted in a remeasurement of net periodic benefit cost for the period ending December 31, 1999.

           In connection with the comprehensive realignment plan discussed in
           Note 3, benefits for certain employees covered by the Tower Automotive Pension Plan and the UAW Retirement Income Plan are accounted for as a curtailment for the period ending December 31, 2000. .

           The following table provides the components of net periodic benefit cost for the plans for the years ended December 31, 2000, 1999, and 1998 (in thousands):

                                                                    2000                    1999                   1998
                                                                    ----                    ----                   ----

         Service cost                                             $   11,677              $   11,350              $     6,899
         Interest cost                                                 8,126                   4,702                    1,065
         Expected return on plan assets                               (7,431)                 (2,980)                    (263)
         Amortization of transition asset                                (31)                    (31)                     (31)
         Amortization of prior-service cost                            2,533                   1,902                      393
         Amortization of net (gains) losses                             (158)                    202                       (1)
         Curtailment gain                                               (572)                     --                       --
         Special termination benefits                                    586                      --                       --
                                                                  ----------              ----------              -----------
           Net periodic benefit cost                              $   14,730              $   15,145              $     8,062
                                                                  ==========              ==========              ===========

           The assumptions used in the measurement of the Company's benefit obligation are as follows:

                                                                                            2000                    1999
                                                                                            ----                    ----

         Weighted-average assumptions of each year end:
           Discount rate                                                                     8.1%                     8.1%
           Expected return on plan assets                                                    9.5%                     9.5%
           Rate of compensation increase                                                     4.5%                     4.5%
           Measurement date                                                               9/30/2000              12/31/1999

           The Company contributes to a union sponsored multi-employer pension plan providing defined benefits to certain Michigan hourly employees. Contributions to the pension plan are based on rates set forth in the Company's union contracts. The expense related to this plan was $0.8 million for the year ended December 31, 2000, $0.8 million for the year ended December 31, 1999 and $0.7 million for the year ended December 31, 1998.

           Beginning in 1999, the Company also contributes to a union sponsored multi-employer pension plan providing defined benefits for certain hourly employees of the Milwaukee facility. Expense relating to this plan was $0.5 million and $1.3 million for the years ended December 31, 2000 and December 31, 1999 respectively. The expense is determined based on contractual rates with the union.

           The Company also maintains a qualified profit sharing retirement plan and 401(k) employee savings plan covering certain salaried and hourly employees. The expense related to these plans was $11.0 million during 2000, $9.7 million during 1999 and $5.1 million during 1998.

           The Company sponsors a 401(k) employee savings plan covering certain union employees. The Company matches a portion of the employee contributions made to this plan. The expense under this plan in each of the three years in the period ended December 31, 2000 was not material.

           Postretirement Plans:

           The Company provides certain medical insurance benefits for retired employees. Certain employees of the Company are eligible for these benefits if they remain employed until age 55 or 59 and fulfill other eligibility requirements specified by the plans. Certain retirees between the ages of 55 and 62 must contribute 100 percent of the group rate for active employees. No contributions are required for retirees 62 or older. Benefits are continued for dependents of eligible retiree participants after the death of the retiree.

           The following tables provide a reconciliation of the changes in the benefit obligations for the retiree medical plans (in thousands):

                                                                                            2000            1999
                                                                                            ----            ----
         Reconciliation of fair value of plan assets:
         --------------------------------------------

         Fair value of plan assets at the beginning of the year                         $        --       $       --
         Employer contributions                                                              12,606            9,834
         Benefits paid                                                                      (12,606)          (9,834)
                                                                                        ------------       ---------
           Fair value of plan assets at the end of the year                             $        --        $      --
                                                                                        ============       =========

         Change in Benefit Obligations:
         -----------------------------

         Benefit obligations at the beginning of the year                               $   117,351        $ 104,735
         Service cost                                                                         1,524            1,511
         Interest cost                                                                        9,174            8,023
         Actuarial losses                                                                     3,227            6,703
         Acquisitions                                                                            --            6,212
         Benefits paid                                                                      (12,606)          (9,834)
         Curtailments                                                                        (1,007)              --
                                                                                             -------       ---------
           Benefit obligations at the end of the year                                   $   117,664        $ 117,351
                                                                                        ===========        =========

         Funded Status Reconciliation:
         ----------------------------

         Funded status                                                                  $  (117,664)       $(117,351)
         Unrecognized actuarial losses                                                       15,385           12,287
                                                                                        ------------      -----------
           Net amount recognized                                                        $  (102,278)       $(105,064)
                                                                                        ============       ==========

         Amounts recognized in the balance sheet
         ---------------------------------------
           as of each year end:
           --------------------
         Accrued benefit liability                                                      $  (102,278)       $(105,064)
                                                                                        ============       ==========

           The following table provides the components of net periodic benefit cost for the plans for years ended December 31, (in thousands):


                                                                    2000                    1999                1998
                                                                    ----                    ----                ----

         Service cost                                            $     1,524             $    1,511         $     1,609
         Interest cost                                                 9,174                  8,023               6,963
         Amortization of net (gain) loss                               3,227                    477                 (81)
                                                                 -----------             ----------         -----------
         Net periodic benefit cost                               $    13,925             $   10,011         $     8,491
                                                                 ===========             ==========         ===========

           The discount rate used to measure the Company's post retirement medical benefit obligation was 8.1 percent in 2000 and in 1999.

           For measurement purposes, a 7.5 percent annual rate of increase in per capita cost of covered health care benefits was assumed for 2000. The rate was assumed to decrease gradually to 5.5 percent for 2005 and remain at that level thereafter.

           Assumed health care cost trend rates have a significant effect on the amounts reported for the post retirement medical plans. A one percentage point change in assumed health care costs trend rates would have the following effects:

                                                                                                One Percentage Point
                                                                                          -------------------------------
                                                                                          Increase                Decrease
                                                                                          --------                --------

         Effect on total service and interest cost components                             $     385               $    321
                                                                                          =========               ========
         Effect on the accumulated benefit obligation                                     $   3,826               $  3,406
                                                                                          =========               ========

12.        COMMITMENTS:

           Leases:

           The Company leases office and manufacturing space and certain equipment under lease agreements which require it to pay maintenance, insurance, taxes and other expenses in addition to annual rentals. Future annual rental commitments at December 31, 2000 under these leases are as follows (in thousands):

         Year                                                       Operating              Capital
         ----                                                       ---------              -------

         2001                                                        $  28,883             $   3,270
         2002                                                           28,933                 3,227
         2003                                                           27,928                 4,449
         2004                                                           28,898                   275
         2005                                                           28,703                    --
         Thereafter                                                     96,151                    --
                                                                     ---------             ---------
         Total minimum lease payments                                $ 239,496                11,221
                                                                     =========
         Less-amount representing interest                                                     1,287
                                                                                           ---------
         Present value of minimum lease
           Payments                                                                        $   9,934
                                                                                           =========

           Total rent expense for all operating leases totaled $21.5 million, $15.0 million and $19.0 million in 2000, 1999 and 1998, respectively.

           Rent commitments associated with acquired facilities which will not be utilized by the Company have been excluded from the above amounts and were provided for in the recording of the related acquisition, as discussed in Note 6.

           Litigation:

           The Company is party to certain claims arising in the ordinary course of business. In the opinion of management, based upon the advice of legal counsel, the outcomes of such claims are not expected to be material to the Company's financial position and statements of operations.

13.        RELATED PARTY TRANSACTIONS:

           The Company has made payments to Hidden Creek Industries, an affiliate of the Company, for certain acquisition related and other management services totaling $4.4 million during 2000, $3.1 million during 1999, and $2.9 million during 1998.

14.        QUARTERLY FINANCIAL DATA (UNAUDITED):

            The following is a condensed summary of quarterly results of operations for 2000 and 1999. The restructuring and asset impairment charge is reflected in the fourth quarter 2000 amounts. The sum of the per share amounts for the quarters does not equal the total for the years due to the effects of rounding and the anti-dilutive effects of certain common stock equivalents in the third and fourth quarter 2000 (in thousands except per share amounts):

                                                                                                     Basic            Diluted
                                               Gross           Operating            Net             Earnings          Earnings
                            Revenues           Profit            Income            Income          Per Share         Per Share
                            --------           ------            ------            ------          ---------         ---------
         2000:
           First           $   685,364        $  111,722        $   71,967        $   37,123       $     0.79        $     0.65
           Second              681,020           114,371            75,822            39,293             0.83              0.68
           Third               536,210            64,728            27,617             6,965             0.15              0.15
           Fourth              629,359            80,773          (103,658)          (69,947)           (1.54)            (1.54)
                           -----------        ----------        -----------       ----------       ----------        ----------
                           $ 2,531,953        $  371,594        $   71,748        $   13,434       $     0.29        $     0.28
                           ===========        ==========        ==========        ==========       ==========        ==========


         1999:
           First           $   498,572        $   79,447        $   53,577        $   28,076       $     0.60        $     0.51
           Second              530,680            87,029            58,704            32,628             0.69              0.58
           Third               536,152            82,301            48,468            23,741             0.50              0.44
           Fourth              604,599            98,123            64,398            32,643             0.70              0.58
                           -----------        ----------        ----------        ----------       ----------        ----------
                           $ 2,170,003        $  346,900        $  225,147        $  117,088       $     2.50        $     2.10
                           ===========        ==========        ==========        ==========       ==========        ==========

15.        CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION:

           The following consolidating financial information presents balance sheets, statements of operations and cash flow information related to the Company's business. Each Guarantor, as defined, is a direct or indirect wholly-owned subsidiary of the Company and has fully and unconditionally guaranteed the 9.25 percent senior unsecured notes issued by R. J. Tower Corporation, on a joint and several basis. Tower Automotive, Inc. (the parent company) has also fully and unconditionally guaranteed the note and is reflected as the Parent Guarantor in the consolidating financial information. The Non-Guarantors are the Company's foreign subsidiaries. Separate financial statements and other disclosures concerning the Guarantors have not been presented because management believes that such information is not material to investors.

TOWER AUTOMOTIVE INC.
CONSOLIDATING BALANCE SHEETS AT DECEMBER 31, 2000
(AMOUNTS IN THOUSANDS)


                                                                                      R. J. TOWER        PARENT        GUARANTOR
                                                                                      CORPORATION      GUARANTOR       COMPANIES
                                                                                      -----------      ---------       ---------

                                ASSETS
--------------------------------------------------------------------------

Current assets:
        Cash and cash equivalents                                                     $   (18,772)    $        --     $     1,575
        Accounts receivable, net                                                            6,983             381         172,332
        Inventories, net                                                                    2,032              --          83,479
        Prepaid tooling and other                                                          24,704              --          82,923
                                                                                      -----------     -----------     -----------
                Total current assets                                                       14,947             381         340,309
                                                                                      -----------     -----------     -----------

Property, plant and equipment, net                                                         37,245              --         924,359
Investments in joint ventures                                                             221,165          43,912           2,140
Investment in subsidiaries                                                                541,468         734,624              --
Goodwill and other assets, net                                                             21,527          11,001         536,142
                                                                                      -----------     -----------     -----------
                                                                                      $   836,352     $   789,918     $ 1,802,950
                                                                                      ===========     ===========     ===========

                LIABILITIES AND STOCKHOLDERS' INVESTMENT
--------------------------------------------------------------------------

Current liabilities
        Current maturities of long-term debt and capital lease obligations            $    56,569     $        --     $     1,477
        Accounts payable                                                                  (13,260)             --         156,724
        Accrued liabilities                                                                35,183           4,167         101,001
                                                                                      -----------     -----------     -----------
                Total current liabilities                                                  78,492           4,167         259,202
                                                                                      -----------     -----------     -----------

Long-term debt, net of current maturities                                                 800,401              --          44,787
Obligations under capital leases, net of current maturities                                    --              --           8,458
Convertible subordinated notes                                                                 --         200,000              --
Due to/(from) affiliates                                                                 (822,981)       (373,094)        915,331
Deferred income taxes                                                                      29,102              --            (631)
Other noncurrent liabilities                                                                9,060              --         132,105
                                                                                      -----------     -----------     -----------
                Total noncurrent liabilities                                               15,582        (173,094)      1,100,050
                                                                                      -----------     -----------     -----------

Manditorily redeemable trust convertible preferred securities                                  --         258,750              --

Stockholders' investment                                                                  744,296         700,095         443,698

Accumulated other comprehensive income (loss) -  cumulative translation adjustment         (2,018)             --              --
                                                                                      -----------     -----------     -----------
                Total stockholders' investment                                            742,278         700,095         443,698
                                                                                      -----------     -----------     -----------
                                                                                      $   836,352     $   789,918     $ 1,802,950
                                                                                      ===========     ===========     ===========


TOWER AUTOMOTIVE INC.
CONSOLIDATING BALANCE SHEETS AT DECEMBER 31, 2000
(AMOUNTS IN THOUSANDS)

                                                                                          NON-
                                                                                        GUARANTOR
                                                                                        COMPANIES     ELIMINATIONS    CONSOLIDATED
                                                                                        ---------     ------------    ------------

                                ASSETS
--------------------------------------------------------------------------

Current assets:
        Cash and cash equivalents                                                      $    20,570     $        --     $     3,373
        Accounts receivable, net                                                            99,011              --         278,707
        Inventories, net                                                                    46,967              --         132,478
        Prepaid tooling and other                                                           26,308              --         133,935
                                                                                       -----------     -----------     -----------
                Total current assets                                                       192,856              --         548,493
                                                                                       -----------     -----------     -----------

Property, plant and equipment, net                                                         238,360              --       1,199,964
Investments in joint ventures                                                                   --              --         267,217
Investment in subsidiaries                                                                      --      (1,276,092)             --
Goodwill and other assets, net                                                             308,403                         877,073
                                                                                       -----------     -----------     -----------
                                                                                       $   739,619     $(1,276,092)    $ 2,892,747
                                                                                       ===========     ===========     ===========

                LIABILITIES AND STOCKHOLDERS' INVESTMENT
--------------------------------------------------------------------------

Current liabilities
        Current maturities of long-term debt and capital lease obligations             $    91,020     $        --     $   149,066
        Accounts payable                                                                   104,925              --         248,389
        Accrued liabilities                                                                 34,868              --         175,219
                                                                                       -----------     -----------     -----------
                Total current liabilities                                                  230,813              --         572,674
                                                                                       -----------     -----------     -----------

Long-term debt, net of current maturities                                                   88,254              --         933,442
Obligations under capital leases, net of current maturities                                     --              --           8,458
Convertible subordinated notes                                                                  --              --         200,000
Due to/(from) affiliates                                                                   280,744              --              --
Deferred income taxes                                                                        5,413              --          33,884
Other noncurrent liabilities                                                                44,279              --         185,444
                                                                                       -----------     -----------     -----------
                Total noncurrent liabilities                                               418,690              --       1,361,228
                                                                                       -----------     -----------     -----------

Manditorily redeemable trust convertible preferred securities                                   --              --         258,750

Stockholders' investment                                                                    97,770      (1,276,092)        709,767

Accumulated other comprehensive income (loss) -  cumulative translation adjustment          (7,654)             --          (9,672)
                                                                                       -----------     -----------     -----------
                Total stockholders' investment                                              90,116      (1,276,092)        700,095
                                                                                       -----------     -----------     -----------
                                                                                       $   739,619     $(1,276,092)    $ 2,892,747
                                                                                       ===========     ===========     ===========

TOWER AUTOMOTIVE INC.
CONSOLIDATING STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000
(AMOUNTS IN THOUSANDS)


                                                                                    R. J. TOWER       PARENT         GUARANTOR
                                                                                    CORPORATION      GUARANTOR       COMPANIES
                                                                                    -----------     -----------     -----------
Revenues                                                                            $    77,723     $        --     $ 1,911,493

Cost of sales                                                                            47,389              --       1,627,593
                                                                                    -----------     -----------     -----------

        Gross profit                                                                     30,334              --         283,900

Selling, general and administrative expenses                                              5,030              --         108,636

        Restructuring and asset  impairment charge                                       12,465              --         128,861

Amortization expense                                                                      2,921           1,305          13,210
                                                                                    -----------     -----------     -----------

        Operating income                                                                  9,918          (1,305)         33,193

Interest expense, net                                                                    63,795           7,906         (15,044)
                                                                                    -----------     -----------     -----------

        Income before provision for income taxes                                        (53,877)         (9,211)         48,237

Provision for income taxes                                                              (21,550)         (3,681)         19,289
                                                                                    -----------     -----------     -----------

        Income before equity in earnings of joint ventures and minority interest        (32,327)         (5,530)         28,948

Equity in earnings of joint ventures and subsidiaries                                    64,755          29,440              --

Minority interest - dividends on trust preferred, net                                        --         (10,476)             --
                                                                                    -----------     -----------     -----------

        Income before extraordinary item                                                 32,428          13,434          28,948

Extraordinary loss on early extinguishments of debt, net                                  2,988              --              --
                                                                                    -----------     -----------     -----------

        Net income                                                                  $    29,440     $    13,434     $    28,948
                                                                                    ===========     ===========     ===========


TOWER AUTOMOTIVE INC.
CONSOLIDATING STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000
(AMOUNTS IN THOUSANDS)

                                                                                        NON-
                                                                                      GUARANTOR
                                                                                      COMPANIES    ELIMINATIONS    CONSOLIDATED
                                                                                      ---------    ------------    ------------
Revenues                                                                             $   542,737    $        --     $ 2,531,953

Cost of sales                                                                            485,377             --       2,160,359
                                                                                     -----------    -----------     -----------

        Gross profit                                                                      57,360             --         371,594

Selling, general and administrative expenses                                              23,337             --         137,003

        Restructuring and asset  impairment charge                                            --             --         141,326

Amortization expense                                                                       4,081             --          21,517
                                                                                     -----------    -----------     -----------

        Operating income                                                                  29,942             --          71,748

Interest expense, net                                                                      8,054             --          64,711
                                                                                     -----------    -----------     -----------

        Income before provision for income taxes                                          21,888             --           7,037

Provision for income taxes                                                                 8,561             --           2,619
                                                                                     -----------    -----------     -----------

        Income before equity in earnings of joint ventures and minority interest          13,327             --           4,418

Equity in earnings of joint ventures and subsidiaries                                         --        (71,715)         22,480

Minority interest - dividends on trust preferred, net                                         --             --         (10,476)
                                                                                     -----------    -----------     -----------

        Income before extraordinary item                                                  13,327        (71,715)         16,422

Extraordinary loss on early extinguishments of debt, net                                      --             --           2,988
                                                                                     -----------    -----------     -----------

        Net income                                                                   $    13,327    $   (71,715)    $    13,434
                                                                                     ===========    ===========     ===========

TOWER AUTOMOTIVE INC.
CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2000
(AMOUNTS IN THOUSANDS)


                                                                       R. J. TOWER         PARENT           GUARANTOR
                                                                       CORPORATION        GUARANTOR         COMPANIES
                                                                       -----------        ---------         ---------

OPERATING ACTIVITIES:                                                  $    29,440       $    13,434       $    28,948
Net income
Adjustments required to reconcile net income to net
  cash provided by (used in) operating activities
        Depreciation and amortization                                        6,426             1,305           115,873
        Deferred income tax provision (benefit)                            (23,335)               --              (631)
        Extraordinary loss on extinguishments of debt                        2,988                --                --
        Restructuring and asset impairment charge                           12,465                --           128,861
        Changes in other operating items                                  (144,253)             (381)          (96,349)
                                                                       -----------       -----------       -----------
        Net cash provided by (used in) operating activities               (116,269)           14,358           176,702
                                                                       -----------       -----------       -----------

INVESTING ACTIVITIES:
Capital expenditures, net                                                  (20,800)               --          (174,082)
Acquisitions and other, net                                               (187,461)           19,026           (35,082)
Net proceeds from the sale of Roanoke Heavy Truck Business                      --                --            55,353
                                                                       -----------       -----------       -----------
        Net cash used in investing activities                             (208,261)           19,026          (153,811)
                                                                       -----------       -----------       -----------

FINANCING ACTIVITIES:
Proceeds from borrowings                                                 3,304,062                --                21
Repayments of debt                                                      (3,135,316)               --           (21,821)
Net proceeds from issuance of senior Euro notes                            134,700                --                --
Net proceeds from the issuance of common stock                                  --             6,794                --
Payments for the repurchase of common shares                                    --           (40,178)               --
                                                                       -----------       -----------       -----------
        Net cash provided by (used for) financing activities               303,446           (33,384)          (21,800)
                                                                       -----------       -----------       -----------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                    (21,084)               --             1,091
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                               2,312                --               484
                                                                       -----------       -----------       -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                               $   (18,772)      $        --       $     1,575
                                                                       ===========       ===========       ===========


TOWER AUTOMOTIVE INC.
CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2000
(AMOUNTS IN THOUSANDS)

                                                                            NON-
                                                                         GUARANTOR
                                                                         COMPANIES       ELIMINATIONS      CONSOLIDATED
                                                                         ---------       ------------      ------------

OPERATING ACTIVITIES:                                                   $    13,327       $   (71,715)      $    13,434
Net income
Adjustments required to reconcile net income to net
  cash provided by (used in) operating activities
        Depreciation and amortization                                        21,201                --           144,805
        Deferred income tax provision (benefit)                                 593                --           (23,373)
        Extraordinary loss on extinguishments of debt                            --                --             2,988
        Restructuring and asset impairment charge                                --                --           141,326
        Changes in other operating items                                    165,115                --           (75,868)
                                                                        -----------       -----------       -----------
        Net cash provided by (used in) operating activities                 200,236           (71,715)          203,312
                                                                        -----------       -----------       -----------

INVESTING ACTIVITIES:
Capital expenditures, net                                                    13,110                --          (181,772)
Acquisitions and other, net                                                (119,225)           71,715          (251,027)
Net proceeds from the sale of Roanoke Heavy Truck Business                       --                --            55,353
                                                                        -----------       -----------       -----------
        Net cash used provided by (used in) investing activities           (106,115)           71,715          (377,446)
                                                                        -----------       -----------       -----------

FINANCING ACTIVITIES:
Proceeds from borrowings                                                     68,228                --         3,372,311
Repayments of debt                                                         (142,600)               --        (3,299,737)
Net proceeds from issuance of senior Euro notes                                  --                --           134,700
Net proceeds from the issuance of common stock                                   --                --             6,794
Payments for the repurchase of common shares                                     --                --           (40,178)
                                                                        -----------       -----------       -----------
        Net cash provided by (used for) financing activities                (74,372)               --           173,890
                                                                        -----------       -----------       -----------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                      19,749                --              (244)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                  821                --             3,617
                                                                        -----------       -----------       -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                $    20,570       $        --       $     3,373
                                                                        ===========       ===========       ===========

TOWER AUTOMOTIVE INC.
CONSOLIDATING BALANCE SHEETS AT DECEMBER 31, 1999
(AMOUNTS IN THOUSANDS)


                                                                                R. J. TOWER          PARENT          GUARANTOR
                                                                                CORPORATION        GUARANTOR         COMPANIES
                                                                                -----------        ---------         ---------

                                  ASSETS
--------------------------------------------------------------------------

Current assets:
        Cash and cash equivalents                                               $     2,312       $        --       $       484
        Accounts receivable, net                                                      8,279                --           280,543
        Inventories, net                                                              2,580                --            99,454
        Prepaid tooling and other                                                    21,539                --            53,877
                                                                                -----------       -----------       -----------
                Total current assets                                                 34,710                --           434,358
                                                                                -----------       -----------       -----------

Property, plant and equipment, net                                                   24,426                --         1,001,033
Investments in joint ventures                                                       260,705            30,000                --
Investment in subsidiaries                                                          432,216           744,104                --
Goodwill and other assets, net                                                       25,469            12,306           539,100
                                                                                -----------       -----------       -----------
                                                                                $   777,526       $   786,410       $ 1,974,491
                                                                                ===========       ===========       ===========

                   LIABILITIES AND STOCKHOLDERS' INVESTMENT
--------------------------------------------------------------------------

Current liabilities
        Current maturities of long-term debt and capital lease obligations      $        11       $        --       $    12,098
        Accounts payable                                                              7,889                --           198,281
        Accrued liabilities                                                         (45,601)            4,167           173,615
                                                                                -----------       -----------       -----------
                Total current liabilities                                           (37,701)            4,167           383,994
                                                                                -----------       -----------       -----------

Long-term debt, net of current maturities                                           553,513                --            42,881
Obligations under capital leases, net of current maturities                              --                --            21,543
Convertible subordinated notes                                                           --           200,000                --
Due to/(from) affiliates                                                           (531,960)         (403,642)          957,795
Deferred income taxes                                                                48,189                --                --
Other noncurrent liabilities                                                            534                --           153,528
                                                                                -----------       -----------       -----------
                Total noncurrent liabilities                                         70,276          (203,642)        1,175,747
                                                                                -----------       -----------       -----------

Manditorily redeemable trust convertible preferred securities                            --           258,750                --

Stockholders' investment                                                            746,686           727,135           414,750
Accumulated other comprehensive loss -  cumulative translation adjustment            (1,735)               --                --
                                                                                -----------       -----------       -----------
                Total stockholders' investment                                      744,951           727,135           414,750
                                                                                -----------       -----------       -----------
                                                                                $   777,526       $   786,410      $ 1,974,491
                                                                                ===========       ===========       ===========


TOWER AUTOMOTIVE INC.
CONSOLIDATING BALANCE SHEETS AT DECEMBER 31, 1999
(AMOUNTS IN THOUSANDS)

                                                                                    NON-
                                                                                  GUARANTOR
                                                                                  COMPANIES       ELIMINATIONS      CONSOLIDATED
                                                                                  ---------       ------------      ------------

                                  ASSETS
--------------------------------------------------------------------------

Current assets:
        Cash and cash equivalents                                                $       821       $        --       $     3,617
        Accounts receivable, net                                                      64,529                --           353,351
        Inventories, net                                                               8,863                --           110,897
        Prepaid tooling and other                                                     14,775                --            90,191
                                                                                 -----------       -----------       -----------
                Total current assets                                                  88,988                --           558,056
                                                                                 -----------       -----------       -----------

Property, plant and equipment, net                                                    50,402                --         1,075,861
Investments in joint ventures                                                             --                --           290,705
Investment in subsidiaries                                                                --        (1,176,320)               --
Goodwill and other assets, net                                                        51,053                --           627,928
                                                                                 -----------       -----------       -----------
                                                                                 $   190,443       $(1,176,320)      $ 2,552,550
                                                                                 ===========       ===========       ===========

                   LIABILITIES AND STOCKHOLDERS' INVESTMENT
--------------------------------------------------------------------------

Current liabilities
        Current maturities of long-term debt and capital lease obligations       $     1,767       $        --       $    13,876
        Accounts payable                                                              70,503                --           276,673
        Accrued liabilities                                                            8,386                --           140,567
                                                                                 -----------       -----------       -----------
                Total current liabilities                                             80,656                --           431,116
                                                                                 -----------       -----------       -----------

Long-term debt, net of current maturities                                            103,284                --           699,678
Obligations under capital leases, net of current maturities                               --                --            21,543
Convertible subordinated notes                                                            --                --           200,000
Due to/(from) affiliates                                                             (22,193)               --                --
Deferred income taxes                                                                  2,547                --            50,736
Other noncurrent liabilities                                                           9,530                --           163,592
                                                                                 -----------       -----------       -----------
                Total noncurrent liabilities                                          93,168                --         1,135,549
                                                                                 -----------       -----------       -----------

Manditorily redeemable trust convertible preferred securities                             --                --           258,750

Stockholders' investment                                                              17,466        (1,176,320)          729,717
Accumulated other comprehensive loss -  cumulative translation adjustment               (847)               --            (2,582)
                                                                                 -----------       -----------       -----------
                Total stockholders' investment                                        16,619        (1,176,320)          727,135
                                                                                 -----------       -----------       -----------
                                                                                 $   190,443       $(1,176,320)      $ 2,552,550
                                                                                 ===========       ===========       ===========

TOWER AUTOMOTIVE INC.
CONSOLIDATING STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999 (AMOUNTS IN THOUSANDS)


                                                                                     NON-
                                          R. J. TOWER      PARENT      GUARANTOR   GUARANTOR
                                          CORPORATION     GUARANTOR    COMPANIES   COMPANIES   ELIMINATIONS  CONSOLIDATED
                                          -----------     ---------    ---------   ---------   ------------  ------------
Revenues                                    $  79,265      $    --    $1,814,273   $ 276,465     $      --   $  2,170,003

Cost of sales                                  74,401           --     1,492,879     255,823            --      1,823,103
                                          ------------   ----------  -----------  -----------    ---------- --------------

      Gross profit                              4,864           --       321,394      20,642            --        346,900

Selling, general and administrative
expenses                                        6,398           --        93,370       6,182            --        105,950

Amortization expense                            3,075        1,304        10,031       1,393            --         15,803
                                          ------------   ----------  -----------  -----------    ---------- --------------

      Operating income                         (4,609)      (1,304)      217,993      13,067            --        225,147

Interest expense, net                          30,115        9,512        (5,000)      3,354            --         37,981
                                          ------------   ----------  -----------  -----------    ---------- --------------

     Income before provision for income
     taxes                                    (34,724)     (10,816)      222,993       9,713            --        187,166

Provision for income taxes                    (13,890)      (4,327)       89,198       3,885            --         74,866
                                          ------------   ----------  -----------  -----------    ---------- --------------

      Income before equity in earnings
      of joint ventures and minority
      interest                                (20,834)      (6,489)      133,795       5,828            --        112,300

Equity in earnings of joint ventures
and subsidiaries                              154,891      134,057            --          --      (273,680)        15,268

Minority interest - dividends on trust
preferred, net                                     --      (10,480)           --          --            --        (10,480)
                                          ------------   ----------  -----------  -----------    ---------- --------------

      Net income                            $ 134,057     $117,088    $  133,795   $   5,828     $(273,680)    $  117,088
                                          ============   ==========  =========== ============    ========== ==============

TOWER AUTOMOTIVE INC.
CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 1999 (AMOUNTS IN THOUSANDS)


                                                                                             NON
                                             R. J. TOWER       PARENT       GUARANTOR      GUARANTOR
                                             CORPORATION     GUARANTOR      COMPANIES      COMPANIES   ELIMINATIONS   CONSOLIDATED
                                             -----------     ---------      ---------      ---------   ------------   ------------
OPERATING ACTIVITIES:
Net income                                     $ 134,057     $ 117,088      $ 133,795      $   5,828   $  (273,680)    $  117,088
Adjustments required to reconcile net
  income to net cash provided by (used in)
  operating activities
       Depreciation and amortization               6,614         1,304         96,613          7,080            --        111,611
       Deferred income tax provision              34,894            --         13,208         (2,574)           --         45,528
       Changes in other operating items         (346,604)            9        297,982          1,657            --        (46,956)
                                            --------------   -----------    -----------  ------------- -------------   -----------
       Net cash provided by (used in)
       operating activities                     (171,039)      118,401        541,598         11,991      (273,680)       227,271
                                            --------------   -----------    -----------  ------------- -------------   -----------

INVESTING ACTIVITIES:
Capital expenditures, net                         (5,338)           --       (192,835)           858            --       (197,315)
Acquisitions and other, net                     (187,276)     (123,037)      (347,416)       (20,475)      273,680       (404,524)
Change in restricted cash                          2,677            --             --             --            --          2,677
                                            --------------   -----------    -----------  ------------- -------------   -----------
       Net cash provided by (used in)
       investing activities                     (189,937)     (123,037)      (540,251)       (19,617)      273,680       (599,162)
                                            --------------   -----------    -----------  ------------- -------------   -----------

FINANCING ACTIVITIES:
Proceeds from borrowings                       2,168,000            --          6,632         34,035            --      2,208,667
Repayments of debt                            (1,805,397)           --         (7,418)       (28,414)           --     (1,841,229)
Net proceeds from the issuance of common
  stock                                               --         4,636             --             --            --          4,636
                                            --------------   -----------    -----------  ------------- -------------   -----------
       Net cash provided by (used for)
       financing activities                      362,603         4,636           (786)         5,621            --        372,074
                                            --------------   -----------    -----------  ------------- -------------   -----------

NET CHANGE IN CASH AND CASH EQUIVALENTS            1,627            --            561         (2,005)           --            183
CASH AND CASH EQUIVALENTS, BEGINNING OF
PERIOD                                               685            --            (77)         2,826            --          3,434
                                            --------------   -----------    -----------  ------------- -------------   -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD       $   2,312       $    --      $     484        $   821      $     --     $    3,617
                                            ==============   ===========    ===========  ============= =============   ===========

TOWER AUTOMOTIVE INC.
CONSOLIDATING STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1998 (AMOUNTS IN THOUSANDS)



                                                                                          NON-
                                          R.J. TOWER        PARENT       GUARANTOR      GUARANTOR
                                          CORPORATION     GUARANTOR      COMPANIES      COMPANIES      ELIMINATIONS    CONSOLIDATED
                                          -----------     ---------      ---------      ---------      ------------    ------------
Revenues                                    $  65,060     $      --      $1,554,094     $ 217,325      $       --      $ 1,836,479

Cost of sales                                  45,976            --       1,313,110       203,081              --        1,562,167
                                          ------------    ----------     -----------    ----------     -----------     -------------

      Gross profit                             19,084            --         240,984        14,244              --          274,312

Selling, general and administrative
expenses                                       14,133            --          67,112         3,924              --           85,169

Amortization expense                            3,155         1,106           8,437           774              --           13,472
                                          ------------    ----------     -----------    ----------     -----------     -------------

      Operating income                          1,796        (1,106)        165,435         9,546              --          175,671

Interest expense, net                          27,936         9,971          (1,676)        4,087              --           40,318
                                          ------------    ----------     -----------    ----------     -----------     -------------

      Income before provision for
      income taxes                            (26,140)      (11,077)        167,111         5,459              --          135,353

Provision for income taxes                    (10,456)       (4,434)         66,849         2,184              --           54,143
                                          ------------    ----------     -----------    ----------     -----------     -------------

       Income before equity in
       earnings of joint ventures
       and minority interest                  (15,684)       (6,643)        100,262         3,275              --           81,210

Equity in earnings of joint ventures
and  subsidiaries                             116,245       100,561              --            --       (204,098)           12,708

Minority interest - dividends on
trust  preferred, net                              --        (5,878)             --            --              --           (5,878)
                                          ------------    ----------     -----------    ----------     -----------     -------------


       Net income                          $  100,561     $  88,040      $  100,262      $  3,275      $(204,098)      $    88,040
                                          ============    ==========     ===========    ==========     ===========     =============

TOWER AUTOMOTIVE INC.
CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 1998 (AMOUNTS IN THOUSANDS)



                                                                                            NON-
                                                 R.J. TOWER     PARENT       GUARANTOR    GUARANTOR
                                                 CORPORATION   GUARANTOR     COMPANIES    COMPANIES   ELIMINATIONS  CONSOLIDATED
                                                 -----------   ---------     ---------    ---------   ------------  ------------
OPERATING ACTIVITIES:
Net income                                       $  100,561    $   88,040    $ 100,262     $  3,275    $ (204,098)  $   88,040
Adjustments required to reconcile net income
  to net cash provided by (used in) operating
  activities:
          Depreciation and amortization               5,400         1,106       75,946        4,920            --       87,372
          Deferred income tax provision              32,769            --           --        5,078            --       37,847
          Changes in other operating items          225,933           (92)    (203,711)     (14,291)           --        7,839
                                                 -----------   -----------   ----------   ----------   ------------ ------------
          Net cash provided by (used in)
          operating activities                      364,663        89,054      (27,503)      (1,018)     (204,098)     221,098
                                                 -----------   -----------   ----------   ----------   ------------ ------------

INVESTING ACTIVITIES:
Capital expenditures, net                            29,317            --     (210,578)      (3,877)           --     (185,138)
Acquisitions and other, net                        (168,830)     (341,650)     207,922      (25,916)      204,098     (124,376)
Net proceeds from the sale of Hinge Business             --            --       36,888           --            --       36,888
Change in restricted cash                             5,225            --           --           --            --        5,225
                                                 -----------   -----------   ----------   ----------   ------------ ------------
          Net cash provided by (used in)
          investing activities                     (134,288)     (341,650)      34,232      (29,793)      204,098     (267,401)
                                                 -----------   -----------   ----------   ----------   ------------ ------------

FINANCING ACTIVITIES:
Proceeds from borrowings                          1,184,500            --           36       60,629            --    1,245,165
Repayments of debt                               (1,406,836)           --       (6,861)     (34,733)           --   (1,448,430)
Net proceeds from the issuance of common
  stock                                                  --         2,883           --           --            --        2,883
Net proceeds from the issuance of preferred
  securities, net                                        --       249,713           --           --            --      249,713
Other, net                                               --            --           --          406            --          406
                                                 -----------   -----------   ----------   ----------   ------------ ------------
          Net cash provided by (used for)
          financing activities                     (222,336)      252,596       (6,825)      26,302                     49,737
                                                 -----------   -----------   ----------   ----------   ------------ ------------

NET CHANGE IN CASH AND CASH EQUIVALENTS               8,039            --          (96)      (4,509)           --        3,434
CASH AND CASH EQUIVALENTS, BEGINNING OF
PERIOD                                               (7,354)           --           19        7,335            --           --
                                                 -----------   -----------   ----------   ----------   ------------ ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD         $      685    $       --     $    (77)    $  2,826    $       --    $   3,434
                                                 ===========   ===========   ==========   ==========   ============ ============